UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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WABCO Holdings Inc.

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WABCO Holdings Inc.

Notice of Annual Meeting
of Shareholders and
Proxy Statement

May 26, 2011
Kramer, Levin, Naftalis and Frankel, LLP 1177 Avenue of the Americas
New York, NY 10036

Global Headquarters
Chaussée de Wavre, 1789 1160 Brussels Belgium Phone +32.2.663.98.00

Jacques Esculier

Chairman and Chief Executive Officer

April 15, 2011

Dear Shareholder:

I invite you to the Annual Meeting of Shareholders of WABCO Holdings Inc. This year’s meeting will be held on Thursday, May 26, 2011, at 10:00 a.m. at the New York offices of Kramer, Levin, Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036.

Our directors and representatives of our senior management will attend the meeting. We will consider the items of business listed in the attached formal notice of meeting and proxy statement. Our 2010 Annual Report accompanies this proxy statement.

Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the meeting in person, please cast your vote, as instructed in the Notice Regarding Availability of Proxy Materials or proxy card, over the Internet or by telephone, as promptly as possible. If you received only a Notice Regarding Availability of Proxy Materials in the mail or by electronic mail, you may also request a paper proxy card to submit your vote by mail, if you prefer. However, we encourage you to vote over the Internet because it is convenient and will save printing costs and postage fees, as well as natural resources.

On behalf of the management team and your Board of Directors, thank you for your continued support and interest in WABCO Holdings Inc.

Sincerely,

Jacques Esculier

Chairman and Chief Executive Officer

WABCO Holdings Inc.

Notice of 2011 Annual Meeting of Shareholders

and Proxy Statement

To the Shareholders of

WABCO Holdings Inc.:

The Annual Meeting of Shareholders of WABCO Holdings Inc. will be held at the New York offices of Kramer, Levin, Naftalis & Frankel, LLP, 1177 Avenue of the Americas, New York, New York 10036, on Thursday, May 26, 2011, at 10:00 a.m. to consider and vote upon the following proposals:

1. Election of two directors to Class I with terms expiring at the 2014 Annual Meeting of Shareholders.

2. Ratification of the appointment of Ernst & Young Bedrijfsrevisoren BCVBA/Reviseurs d’Entreprises SCCRL (“Ernst &Young Belgium”) as the company’s independent registered public accounting firm for the year ending December 31, 2011.

3. An advisory vote on executive compensation (“Say-on-Pay”).

4. An advisory vote on the frequency of the advisory vote on executive compensation (“Say-on-Frequency”).

We may also transact any other business as may properly come before the meeting.

Shareholders of record of the company’s common stock as of the close of business on April 5, 2011 are entitled to receive notice of the Annual Meeting of Shareholders and to vote. Shareholders who hold shares in street name may vote through their brokers, banks or other nominees.

Regardless of the number of shares you own, please vote. All shareholders of record can vote (i) over the Internet, (ii) by toll-free telephone (please see the proxy card for instructions), (iii) by written proxy by signing and dating the proxy card and returning it, or (iv) by attending the Annual Meeting of Shareholders in person. These various options for voting are described in the Notice Regarding the Availability of Proxy Materials and on the proxy card.

For all shareholders who participate in the WABCO 401(k) Plan, your vote over the Internet, by telephone or on your proxy card will serve as voting instructions to the trustee of the plan. If you have shares of our common stock issued to you under the plan, only the trustee can vote your plan shares even if you attend the Annual Meeting of Shareholders in person.

We encourage you to receive all proxy materials in the future electronically to help us save printing costs and postage fees, as well as natural resources in producing and distributing these materials. If you wish to receive these materials electronically next year, please follow the instructions on the proxy card.

By order of the Board of Directors,

Vincent Pickering

Chief Legal Officer and Secretary

Brussels, Belgium

April 15, 2011

i

ii

ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

Why have I received these materials? The Board of Directors is soliciting proxies for use at the Annual Meeting of Shareholders of the company to be held on May 26, 2011.

Who may vote? You are entitled to vote if our records show you held one or more shares of the company’s common stock at the close of business on April 5, 2011, which we refer to as the record date. At that time 67,453,027 shares of common stock were outstanding and entitled to vote. Each share will entitle you to one vote at the Annual Meeting of Shareholders. For ten days prior to the Annual Meeting of Shareholders, during normal business hours, a complete list of all shareholders on the record date will be available for examination by any shareholder at the company’s offices at One Centennial Avenue, Piscataway, New Jersey 08855. The list of shareholders will also be available at the Annual Meeting of Shareholders.

How do I vote shares registered in my name? Under rules adopted by the Securities and Exchange Commission (“SEC”), we are primarily furnishing proxy materials to our shareholders on the Internet, rather than mailing paper copies of the materials (including our 2010 Annual Report to Shareholders (“annual report”)) to each shareholder. If you received only a Notice Regarding the Availability of Proxy Materials (the “Notice”) by mail or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

We anticipate that the Notice will be mailed to our shareholders on or about April 15, 2011, and will be sent by electronic mail to our shareholders who have opted for such means of delivery on or about April 15, 2011. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., Eastern Daylight Time, on May 25, 2011.

About the proxy statement. The words “company,” “WABCO,” “we,” “us” and “our” refer to WABCO Holdings Inc., a Delaware corporation. We refer to the U.S. Securities and Exchange Commission as the “SEC” and the New York Stock Exchange as the “NYSE.” We were spun off from American Standard on July 31, 2007. We refer to this event as the “Spin-off.” American Standard sold its Bath & Kitchen division and later changed its name to “Trane,” which in 2008 was acquired by Ingersoll Rand. We use “Trane” in this proxy statement to refer to American Standard, even for periods prior to its name change and prior to the Spin-off. Finally, the words “common stock,” “stock” and “shares” refer to the company’s common stock, par value $.01 per share, which trades on the NYSE under the symbol WBC.

What if my shares are held through the company’s 401(k) plan? If you are a participant in the WABCO 401(k) Plan, you will receive one proxy card for all shares allocated to your account. The proxy card will serve as a voting instruction card for the trustee of the WABCO 401(k) Plan. If you do not vote your shares, the trustee will not vote your shares. Your proxy card must be received no later than 11:59 p.m., Eastern Daylight Time, on May 20, 2011, so that the trustee of the plan has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. Many of our current employees and any former employees holding shares in the WABCO 401(k) Plan will receive their proxy card, proxy statement and annual report materials electronically by e-mail. If you hold shares other than through the WABCO 401(k) Plan, you will receive a separate set of materials, which will instruct you as to how you may vote your other shares over the Internet, by telephone or by mail.

How will the company representatives vote for me? The company representatives, Jacques Esculier, Ulrich Michel, Todd Weinblatt and Vincent Pickering or anyone else they choose as their substitutes, have been chosen to vote in your place as your proxies at the Annual Meeting of Shareholders. Whether you vote by proxy card, Internet or telephone, the company representatives will vote your shares as you instruct them. If you do not indicate how you want your shares voted, the company representatives will vote as the Board recommends. If there is an interruption or adjournment of the Annual Meeting of Shareholders before the agenda is completed, the company representatives may still vote your shares when the meeting resumes. If a broker, bank or other nominee holds your common stock, they will ask you for instructions and instruct the company representatives to vote the shares held by them in accordance with your instructions.

Can I change my vote after I have returned my proxy card or given instructions over the Internet or telephone? Yes. After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation or a proxy bearing a later date. Whether or not you vote using a traditional proxy card, through the Internet or by telephone, you may use any of those three methods to change your vote. Accordingly, you may change your vote either by submitting a proxy card prior to or at the Annual Meeting of Shareholders or by voting again before 11:59 p.m., Eastern Daylight Time, on May 25, 2011, the time at which the Internet and telephone voting facilities close. The later submitted vote will be recorded and the earlier vote revoked.

How do I vote shares held by a broker? If a broker, bank or other nominee holds shares of common stock for your benefit, and the shares are not in your name on the company’s stock transfer records, then you are considered a “beneficial owner” of those shares. Shares held this way are sometimes referred to as being held in “street name.” In that case, if you have previously elected to receive a paper copy of your proxy materials, this proxy statement and a proxy card have been sent to the broker. You may have received this proxy statement directly from your broker, together with instructions as to how to direct the broker to vote your shares. If you desire to have your vote counted, it is important that you return your voting instructions to your broker. Rules of the NYSE determine whether proposals presented at shareholder meetings are “routine” or “non-routine.” If a proposal is routine, a broker or other entity holding shares for an owner in street or beneficial name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. Proposal 1, the proposal to elect directors, Proposal 3, the “Say-on-Pay” advisory vote, and Proposal 4, the “Say-on-Frequency” advisory vote, are considered non-routine proposals under the rules of the NYSE. As a result, brokers or other entities holding shares for an owner in street name will not be able to vote on Proposals 1, 3 or 4 unless such broker or entity receives voting instructions from the beneficial owner of the shares. We believe that Proposal 2, the proposal to ratify the appointment of Ernst & Young Belgium as the independent registered public accounting firm for the company for fiscal 2011, is considered a routine proposal under the rules of the NYSE. As a result, brokers or other entities holding shares for an owner in street name should be able to vote on Proposal 2, even if no voting instructions are provided by the beneficial owner of the shares. See “The effect of abstentions and broker non-votes” below.

Votes required for approval. Provided that a quorum is present, the nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy will be elected. Approval of Proposal 2 requires the affirmative vote of a majority of shares present or represented and entitled to vote at the Annual Meeting of Shareholders. An affirmative vote of a majority of shares present or represented and entitled to vote at the Annual Meeting of Shareholders will be required to approve, on an advisory basis, Proposal 3, although such vote will not be binding on the Company. Proposal 4 will be decided by a plurality of the votes validly cast, although such vote will not be binding on the Company.

The effect of abstentions and broker non-votes. Abstentions are not counted as votes “for” or “against” a proposal, but are counted in determining the number of shares present or represented on a proposal for purposes of establishing a quorum. However, since approval of Proposals 2 and 3 require the affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting of Shareholders, abstentions will have the same effect as a vote “against” those Proposals. As discussed above under “How do I vote shares held by a broker?”, a “broker non-vote” occurs if you fail to vote shares held by a broker in respect of a proposal that is considered non-routine, and thus the broker cannot use its own discretion in casting the vote.

If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent changes in the rules have taken away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. Moreover, if you hold your shares in street name it is critical that you cast your vote if you want it to count in the “Say-on-Pay” advisory vote (Proposal 3) and the “Say-on-Frequency” advisory vote (Proposal 4). As required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), advisory votes on executive compensation and on the frequency of such votes are considered non-routine matters for which brokers do not have discretionary authority to vote shares held by account holders.

What constitutes a quorum for purposes of the Annual Meeting of Shareholders? There is a quorum when the holders of a majority of the company’s common stock are present in person or by proxy. Withheld votes for the election of directors, proxies marked as abstentions and broker non-votes are treated as present in determining a quorum.

Who pays for this solicitation? The expense of preparing, printing and mailing this proxy statement and the accompanying material will be borne by WABCO Holdings Inc. Solicitation of individual shareholders may be made by mail, personal interviews, telephone, facsimile, electronic delivery or other telecommunications by officers and regular employees of the company who will receive no additional compensation for those activities. We will reimburse brokers and other nominees for their expenses in forwarding solicitation material to beneficial owners.

What happens if other business not discussed in this proxy statement comes before the meeting? The company does not know of any business to be presented at the Annual Meeting of Shareholders other than the four proposals in this proxy statement. If other business comes before the meeting and is proper under Delaware law, the company representatives will use their discretion in casting all of the votes they are entitled to cast.

BOARD RECOMMENDATION ON VOTING FOR PROPOSALS

The Board’s recommendation for each proposal is set forth in this proxy statement together with the description of each proposal. In summary, the Board recommends a vote:

•	FOR Proposal 1 to elect two Class I directors.

•	FOR Proposal 2 to ratify the appointment of Ernst & Young Belgium as the company’s independent registered public accounting firm for the year ending December 31, 2011.

•	FOR Proposal 3 to approve, on an advisory basis, the compensation paid to the Company’s named executive officers (“Say-on-Pay”).

•	in favor of ONCE EVERY YEAR for the frequency in which shareholders should approve the compensation paid to the Company’s named executive officers (“Say-on-Frequency”).

PROPOSAL 1—ELECTION OF DIRECTORS

The company has three classes of directors. The number of directors is split among the three classes as equally as possible. The term of each directorship is three years so that one class of directors is elected each year. All directors are elected for three-year terms and until their successors are duly elected and qualified. The total number of directors established by resolution of the Board of Directors is eight.

At this Annual Meeting of Shareholders, the shareholders will vote to re-elect Mr. G. Peter D’Aloia and Mr. Juergen W. Gromer, Class I directors, for a new term expiring at the 2014 Annual Meeting of Shareholders.

The Board of Directors has no reason to believe that either of the nominees will not serve if elected. If either nominee should become unavailable to serve as a director, and if the Board designates a substitute nominee, the company representatives named on the proxy card will vote for the substitute nominee designated by the Board unless you submit a proxy withholding your vote from the nominee being substituted. Under the company’s amended by-laws, vacancies are filled by the Board of Directors.

Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR Proposal 1, the election of Mr. G. Peter D’Aloia and Mr. Juergen W. Gromer, as Class I directors.

DIRECTORS

Nominees for Election for Class I Directors—Terms Expiring at 2011 Annual Meeting of Shareholders

G. Peter D’Aloia—Age 66

Director since July 2007

Mr. D’Aloia served as Senior Vice President and Chief Financial Officer of American Standard Companies Inc., a position he held since 2000, before retiring in 2008. Before joining American Standard, Mr. D’Aloia worked for Honeywell where he most recently served as Vice President—Business Development. He spent 27 years with Honeywell’s predecessor company, AlliedSignal, in diverse finance management positions. During his career with AlliedSignal, he served as Vice President—Taxes; Vice President and Treasurer; Vice President and Controller; and Vice President and Chief Financial Officer for the Engineered Materials Sector. Early in his career, he worked as a tax attorney for the accounting firm, Arthur Young and Company. Mr. D’Aloia is a Director of FMC Corporation and AirTran Airways.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. D’Aloia to serve as a director of the company: significant executive management experience gained as an executive officer of two Fortune 500 companies, both publicly traded on the New York Stock Exchange; strong international experience gained as Vice President and Chief Financial Officer for American Standard; financial expertise acquired as Chief Financial Officer of American Standard and by holding diverse financial management positions with AlliedSignal and working as tax attorney for the accounting firm, Arthur Young and Company; and board experience gained as a member of the board of directors of two publicly-held companies. In summary, Mr. D’Aloia has financial management abilities, including multinational legal, tax and banking expertise, that significantly contribute to the company’s success as a globally operating entity while taking full advantage of business opportunities in developed as well as emerging economies.

Juergen W. Gromer—Age 66

Director since July 2007

Dr. Gromer is the retired President of Tyco Electronics, a position which he held from April 1999 until December 31, 2007. Dr. Gromer also served as the Vice Chairman of Tyco Electronics from January 2006 until December 31, 2007. Dr. Gromer formerly held senior management positions from 1983 to 1998 at AMP (acquired by Tyco in April 1999) including Senior Vice President of Worldwide Sales and Services, President of the Global Automotive Division, and Vice President of Central and Eastern Europe, and General Manager of AMP Germany. Dr. Gromer has over 20 years of AMP and Tyco Electronics experience, serving in a wide variety of regional and global assignments. Before working for Tyco Electronics and AMP, Dr Gromer held management positions at ZF Friedrichshafen, ITT and Procter & Gamble. Dr. Gromer serves as a Member of the Boards of Directors of Tyco Electronics Ltd. and Marvell Technology Group Inc. Dr. Gromer was on the Board of RWE Rhein Ruhr AG from 2000 to 2009. He is also Chairman of the Board of the Society for Economic Development of the District Bergstrasse/Hessen, a Member of the Advisory Board of Commerzbank, and a Director of the Board and Vice President of the American Chamber of Commerce in Germany.

The Board of Directors concluded that the following experience, qualifications and skills qualified Dr. Gromer to serve as a director of the company: significant executive management experience gained as an executive officer of a Fortune 500 company publicly traded on the New York Stock Exchange; strong international experience gained as President of Tyco Electronics; financial expertise acquired as a President of Tyco Electronics and through various senior management positions and also as a member of the Advisory Board of Commerzbank; and board experience gained as a director of publicly-held companies. In summary, Dr. Gromer has global leadership abilities, as well as deep connections with European corporate culture, and he strongly contributes to the company’s strategy of geographic expansion while maintaining a leading technology and industry position in Europe.

Directors Continuing in Office

Class II Directors—Terms Expiring at the 2012 Annual Meeting of Shareholders

James F. Hardymon—Age 76

Director since July 2007

Mr. Hardymon served as our Chairman of the Board until May 2009. Since May 2009, he has served as our Lead Director. Mr. Hardymon served as a director of Trane from 1999 to 2007. Mr. Hardymon was the Chairman and Chief Executive Officer of Textron, Inc., a manufacturing and financial services business, from 1993 to 1998 and continued as Chairman until his retirement in 1999. Previously, Mr. Hardymon had been Chief Executive Officer since 1992, and President and Chief Operating Officer since 1989. Prior to his affiliation with Textron, he served from 1961 to 1989 in various executive capacities with Emerson Electric Co. a diversified global manufacturing and technology company. Mr. Hardymon is also a member of the advisory board of Investcorp International, Inc. Including WABCO, Mr. Hardymon has served on 11 corporate boards and as chairman of four NYSE-traded companies.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. Hardymon to serve as Lead Director of the Company: significant executive management experience gained as a Chief Executive Officer and as an executive officer at two Fortune 500 companies, both publicly traded on the New York Stock Exchange; strong international experience gained as an executive officer of Emerson and Textron, respectively; financial expertise acquired as a chief executive officer and serving on the audit committees of six publicly-traded companies; and extensive board experience gained as a Director of eleven publicly-held companies and as chairman of four of those companies and lead director of four others. In summary, Mr. Hardymon has widely established corporate governance experience abilities that significantly benefit the company, whose operations span 31 countries, including joint ventures in North America, Asia and Europe, and its majority owned publicly traded Indian subsidiary, WABCO-TVS.

Michael T. Smith—Age 67

Director since July 2007

Mr. Smith served as the Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation from 1997 to 2001, before retiring in 2001. Prior to his election to those positions, Mr. Smith had been Vice Chairman of Hughes Electronics and Chairman of the Hughes Aircraft Company. Mr. Smith joined Hughes Electronics in 1985 as Senior Vice President and Chief Financial Officer after spending nearly 20 years with General Motors in a variety of financial management positions. In 1992 he was elected Vice Chairman of Hughes Electronics and President of Hughes Missile Systems Group, and in 1995 he was elected Chairman of Hughes Aircraft Company. Mr. Smith was also a member of the board of directors of Alliant Techsystems until 2009. Mr. Smith is a member of the board of directors of Ingram Micro, Inc., Teledyne Technologies, Inc. and Flir Systems, Inc.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. Smith to serve as a director of the company: significant executive management experience gained as an executive officer of a Fortune 500 company that is publicly traded on the New York Stock Exchange; strong international experience gained as the Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation; financial expertise acquired as Chief Financial Officer of Hughes Electronics and by holding various financial management positions with General Motors; and board experience gained as a member of the board of directors of three publicly-held companies. In summary, Mr. Smith has leadership and financial management abilities that substantially strengthen the company due to his multinational knowledge of the global automotive sector and his understanding of the strategic needs of major original equipment manufacturers.

John F. Fiedler—Age 72

Director since September 2007

Mr. Fiedler served as Chairman of the Board of Directors of BorgWarner Inc. from 1995 to 2003, before retiring in 2003. Prior to that, Mr. Fiedler served as President and Chief Operating Officer of BorgWarner, Inc. Before joining BorgWarner in 1994, Mr. Fiedler was an Executive Vice President with The Goodyear Tire & Rubber Company, culminating a 29-year career with the company by leading its North American tire division. He is a Member of the Board of Directors of Mohawk Industries, Snap-On Corporation and AirTran Airways. He is also a member of the Kent State Foundation Commission, an advisor to the Board of Trustees of the Manufacturers Alliance/MAPI and a member of the Board of Advisors of Prism Funds.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. Fiedler to serve as a Director of the Company: significant executive management experience gained as an executive officer at Fortune 500 companies publicly traded on the New York Stock Exchange; strong international experience gained as a Chairman of the Board of Directors of BorgWarner; financial expertise acquired as a Chairman of the Board and member of three audit committees; and board experience gained as a director of four publicly-held companies and also as chairman of compensation and governance committees. In summary, Mr. Fiedler has board-level leadership abilities that are particularly relevant for the company due to his extensive knowledge of the global automotive sector and its associated dynamics surrounding technology, manufacturing and customer satisfaction.

Class III Directors—Terms expiring at 2013 Annual Meeting of shareholders

Jacques Esculier—Age 51

Director since July 2007 and Chairman since May 2009

Jacques Esculier has served as our Chief Executive Officer and Director since July 2007. Since May 2009, he has also served as our Chairman of the Board. Prior to July 2007, Mr. Esculier served as Vice President of American Standard Companies Inc. and President of its Vehicle Control Systems business, a position he had held since January 2004. Prior to holding that position, Mr. Esculier served in the capacity of Business Leader for American Standard’s Trane Commercial Systems’ Europe, Middle East, Africa, India & Asia Region from 2002 through January 2004. Prior to joining American Standard in 2002, Mr. Esculier spent more than six years in leadership positions at AlliedSignal/Honeywell. He was Vice President and General Manager of Environmental Control and Power Systems Enterprise based in Los Angeles and Vice President of Aftermarket Services—Asia Pacific based in Singapore.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. Esculier to serve as our Chairman and Chief Executive Officer: significant executive management experience gained as an executive officer at two NYSE-traded Fortune 500 companies; strong international experience gained as an executive officer of American Standard; and financial expertise acquired as chief executive officer with the chief financial officer as a direct report and by holding several senior management positions. In summary, Mr. Esculier has multi-cultural leadership and outstanding strategic abilities to steward and sustain the company’s performance as it maintains its position as an industry innovation leader while pursuing global expansion and excellence in execution.

Kenneth J. Martin—Age 57

Director since July 2007

Mr. Martin served as the Chief Financial Officer and Vice Chairman of Wyeth (formerly American Home Products) from 2000 to 2007, before retiring in 2007. Mr. Martin joined American Home Products in 1984 as Assistant Director of Corporate Compliance and subsequently held the positions of Assistant Vice President of Finance for American Home Food Products. In 1989, he was appointed Vice President and Comptroller of American Home Products Corporation. In 1992, he became Executive Vice President for American Home Food

Products. Two years later, he was promoted to Executive Vice President of Whitehall-Robins Healthcare and in 1995, President of American Home Food Products. He was named President of Whitehall-Robins Healthcare in 1997 and Senior Vice President and Chief Financial Officer of Wyeth-Ayerst Pharmaceuticals in 1998. In 2000, he was appointed Senior Vice President and Chief Financial Officer of Wyeth and in 2002, he was named Executive Vice President and Chief Financial Officer. Mr. Martin is also a member of the board of directors of Talecris Biotherapeutics Holdings Corp.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. Martin to serve as a director of the company: significant executive management experience gained as an executive officer of a Fortune 500 company, publicly traded on the New York Stock Exchange; strong international experience gained as an executive officer of Wyeth; financial expertise acquired as a chief financial officer and by serving on two audit committees; and board experience gained as a member of our Board of Directors and Chairman of our Audit Committee, and a member of the executive committee of another publicly-held company. In summary, Mr. Martin has financial management and corporate compliance expertise that strongly contributes to the company’s success as a global operating entity in an industry that is subject to different safety and environmental regulations in different countries around the world where trucks, buses and trailers are manufactured, used or exported.

Donald J. Stebbins—Age 53

Director since September 2007

As Chairman and Chief Executive Officer of Visteon Corporation, Donald J. Stebbins is responsible for leading Visteon’s long-term strategy and overseeing the company’s global operations and administrative functions. Mr. Stebbins joined Visteon in 2005 as President and Chief Operating Officer, and was elevated to Chief Executive Officer effective June 1, 2008 and to Chairman effective December 1, 2008. He has more than 20 years of leadership experience and a solid history of performance in managing global business issues. He has served on Visteon’s board of directors since December 2006.

Mr. Stebbins joined Visteon from Lear Corp., where he was President and Chief Operating Officer of Lear’s operations in Europe, Asia and Africa. Prior to this position, he was President and Chief Operating Officer of Lear’s operations in the Americas. Stebbins joined Lear in 1992 as Vice President and Treasurer. He held various financial positions of increasing responsibility with Lear, including a 1997 promotion to Senior Vice President and Chief Financial Officer. Previous to Lear, Mr. Stebbins held positions at Bankers Trust Company and Citibank.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. Stebbins to serve as a director of the company: significant executive management experience gained as an executive officer of two Fortune 500 companies that are publicly traded on the New York Stock Exchange; strong international experience gained as Chairman and Chief Executive Officer of Visteon; financial expertise acquired by holding various financial positions of increasing responsibility with Lear, including the position of senior vice president and chief financial officer and also by holding various positions with banks; and board experience gained as a member of the Board of Directors of a publicly-held company. In summary, Mr. Stebbins has global leadership abilities, as well as deep connections with the corporate culture of the global automotive industry and is a contributor to the company’s strategy of geographic expansion while maintaining a leading technology and industry position in the Americas.

GOVERNANCE

Board Matters and Committee Membership

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman and Chief Executive Officer and other officers and employees, by reviewing materials provided to them during visits to our offices and plants and by participating in meetings of the Board and its committees.

The Board of Directors held a total of 6 meetings in 2010. The standing committees of the Board of Directors are the Audit Committee and the Compensation, Nominating and Governance Committee (the “CNG Committee”). All directors attended 75 percent of more of the combined total number of meetings of the Board of Directors and the Board committees on which they served during 2010.

The table below provides committee assignments and 2010 meeting information for each of the Board committees:

Name	Audit Committee		Compensation, Nominating and Governance Committee
G. Peter D’Aloia	X	+
Juergen W. Gromer			X
James F. Hardymon			X	+
Kenneth J. Martin	X	*
Michael T. Smith			X	*
Jacques Esculier
John F. Fiedler			X
Donald J. Stebbins	X
2010 Meetings	11		6

*	Indicates Committee Chair
+	Mr. D’Aloia was appointed to the Audit Committee in October 2010, and Mr. Hardymon was moved from the Audit Committee to the CNG Committee in October 2010.

Committees of the Board

Audit Committee

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Each member of the Audit Committee is independent as defined by the NYSE listing standards and the company’s independence standards. The Audit Committee’s responsibilities, as set forth in its charter, include:

•	reviewing the scope of internal and independent audits;

•	reviewing the company’s quarterly and annual financial statements and annual report on Form 10-K;

•	reviewing the adequacy of management’s implementation of internal controls;

•	reviewing with management and the independent auditors the company’s actions and activities concerning risk assessment and risk management;

•	reviewing the company’s accounting policies and procedures and significant changes in accounting policies;

•	appointing the independent auditors and reviewing their independence and performance and the reasonableness of their fees; and

•

reviewing compliance with the company’s Code of Conduct and Ethics, major litigation, compliance with environmental standards and the investment performance and funding of the company’s retirement plans.

The Board of Directors has determined that Mr. Martin, chair of the Audit Committee, is an audit committee financial expert as defined by the SEC. In addition, the Board has determined that each member of the Audit Committee is financially literate as defined by the NYSE.

Compensation, Nominating and Governance Committee

Our Board of Directors has delegated its compensation, nominating and governance functions to a single standing committee, the CNG Committee. Each member of the CNG Committee is independent as defined by the NYSE listing standards and the company’s independence standards. The CNG Committee’s responsibilities, as set forth in its charter, include:

•

identifying individuals qualified to become members of the Board and recommending to the Board director nominees to be presented at the annual meeting of shareholders as well as nominees to fill vacancies on the Board;

•	recommending Board committee memberships, including committee chairpersons;

•	considering and making recommendations concerning director nominees proposed by shareholders;

•	developing and recommending to the Board corporate governance principles for the company and processes for Board evaluations;

•	reviewing and making recommendations concerning compensation of directors;

•

reviewing and making recommendations concerning officers’ salaries and employee benefit and executive compensation plans and administering certain of those plans, including the company’s incentive compensation and stock incentive plans;

•

reviewing and approving performance goals and objectives for all officers, evaluating performance against objectives and based on its evaluation, approving base and incentive compensation for all officers except for the Chairman and Chief Executive Officer, whose base and incentive compensation is recommended by the CNG Committee and approved by the independent members of the Board; and

•	evaluating executive succession plans, the quality of management, and leadership and management development.

For a description of the Committee’s responsibility in determining executive compensation, see “Compensation Discussion and Analysis—Role of the WABCO CNG Committee in the Compensation Process” in this proxy statement. The members of our current Board of Directors were selected by Trane in connection with our 2007 Spin-off, and include three different nationalities as well as several directors with European and international leadership experience which we believe provides the diversity of perspective necessary for a European-based company listed in the United States with increasingly global operations and sales. While international leadership experience is important to our CNG Committee, as described in “Other Matters—Director Nominations” below, our CNG Committee will also consider judgment, age, skills, gender, ethnicity, race, culture, thought, geography and other measures to ensure that the Board as a whole reflects a range of viewpoints, backgrounds, skills, experience and expertise.

Risk Oversight

Our Board of Directors oversees risk management and risk assessment both directly and indirectly through the board committees. Board oversight is enterprise-wide, with a particular focus on five primary areas of risk: strategic, operational, financial, compliance and governance. To organize its risk oversight responsibilities, our

Board of Directors reviews a comprehensive risk governance scorecard that identifies all of the material risk categories within these five primary areas and identifies a responsible person or “owner” among our senior management for managing that risk. Each risk category is then assigned to the full Board of Directors or to one or more of the board committees for primary monitoring responsibility. Both the company processes for managing the risk and the Board’s (or committee’s) processes for monitoring the risk are clearly set forth in the risk governance scorecard and both these processes and the delegation of responsibilities in the scorecard will be reviewed annually by our full Board of Directors.

Our audit committee focuses on financial risk, including internal controls, and receives regular reports from members of senior management, including our Chief Financial Officer, Controller, Chief Legal Officer, Treasurer, Vice President, Taxes and General Auditor. Our CNG Committee focuses on the risks associated with leadership assessment, management succession planning, corporate governance and executive compensation programs and policies. Each of these committees regularly reports to the full Board of Directors. In addition, our Board of Directors oversees the company’s strategic planning and receives reports at the beginning of each year regarding our annual operating plan and budget as well as our long-term planning and strategy.

Risk Assessment of our Compensation Program

In designing our compensation program for our executive officers, including our named executive officers, our CNG Committee structures such programs to balance reward and risk, while mitigating the incentive for excessive risk taking. The possibility of excessive risk taking is limited by the following measures:

•	Base salaries are fixed amounts;

•	Annual and long-term incentive plans are based on general corporate financial measures and do not take into consideration any specific/individual results of business units;

•	Maximum payouts under our annual and long-term incentive plans are capped;

•

Our long-term incentive plan is comprised of a combination of performance-based cash incentive awards and time-vested stock options and restricted stock units that vest over multiple years, which aligns our named executive officers’ interests with our shareholders’ interests;

•	Cash and equity incentive awards are subject to forfeiture upon termination;

•	Members of the CNG Committee approve the final incentive awards after reviewing the executive and corporate performance achievements and may utilize negative discretion; and

•	All of our directors and officers, including our named executive officers, are subject to stock ownership guidelines, as described below.

Our CNG Committee has determined that our officer and employee compensation programs, policies and practices are not reasonably likely to have a material adverse effect on our company.

Compensation Committee Interlocks and Insider Participation

None.

Board Attendance at the Annual Meeting of Shareholders

In accordance with our Corporate Governance Guidelines, all directors are expected to attend the Annual Meeting of Shareholders. While the Board understands that there may be situations that prevent a director from attending, the Board strongly encourages all directors to make attendance at all annual meetings of shareholders a priority. All of our directors attended the company’s 2010 Annual Meeting of Shareholders.

Independence Standards for Board Service

The Board of Directors has adopted a definition of director independence for non-management directors that serve on the company’s Board of Directors which meet and in some areas exceed the NYSE listing standards. Each director, other than Jacques Esculier, the company’s Chairman and Chief Executive Officer, satisfies the definition of director independence adopted and accordingly has no material relationship with the company (either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the company) other than serving as a director of, and owning stock and options in, the company. A copy of our definition of director independence is attached to this proxy statement as Appendix A and is also available on our web site www.wabco-auto.com, by following the links “Investor Relations—Governance—Definition of Director Independence.” In addition, none of the company’s directors and executive officers participated in any related person transactions nor were any other transactions considered by the Board in determining directors’ independence. For a discussion of the company’s policy on related person transactions, please see “Certain Relationships or Related Person Transactions and Section 16 Reporting Compliance—Certain Relationships and Related Person Transactions” in this proxy statement.

Board Leadership Structure

From August 2007 through May 2009, the positions of Chairman of the Board and Chief Executive Officer were held by separate people, due in part to the fact that the company was a newly independent stand-alone public company, no longer part of Trane, and also due to the fact that the Board was newly constituted and, in large part, unfamiliar with the Chief Executive Officer. Based in part on the strong governance structure laid down by our then non-executive Chairman of the Board, the Board’s increasing familiarity and comfort with the Chief Executive Officer and in recognition of the potential efficiencies of having the Chief Executive Officer also serve in the role of Chairman of the Board, the Board decided to revise its structure. On March 18, 2009, our Board of Directors unanimously approved a proposal to combine the Chairman of the Board and Chief Executive Officer roles and appointed Jacques Esculier as Chairman of the Board, effective immediately after our 2009 Annual Meeting of Shareholders. In connection with this appointment, our Board of Directors created the position of Lead Director and unanimously approved a proposal to appoint James Hardymon, who was formerly our non-executive Chairman of the Board, to such position effective as of the same date.

As the Chairman of the Board, Mr. Esculier provides leadership to the Board and works with the Board to define its structure and activities in fulfillment of its responsibilities. As the Lead Director, Mr. Hardymon’s duties include presiding at all meetings of the company’s non-management directors and, in consultation with the Chairman of the Board, developing the agendas for the board meetings and determining the appropriate scheduling for board meetings. Mr. Hardymon also acts as a liaison between the company’s Chairman of the Board and the company’s non-management directors and assists the company’s independent directors in discharging their duties to the company and its shareholders. A more detailed description of the role of our Lead Director is included in our Corporate Governance Guidelines.

Communication with the Company’s Board of Directors

As Lead Director, Mr. Hardymon presides over all executive sessions of the non-management directors. Shareholders or other interested parties wishing to communicate with our Board of Directors can communicate with our Board of Directors by writing to: Chief Legal Officer, c/o WABCO Holdings Inc., One Centennial Avenue, Piscataway, New Jersey 08855. Your message will not be screened or edited before it is delivered to the Lead Director. The Lead Director will determine whether to relay your message to other Board members. See “Other Matters—Director Nominations” below for a description of how shareholders may submit the names of candidates for director nominees to our Board of Directors.

Availability of Corporate Governance Materials

The company’s Code of Conduct and Ethics and Corporate Governance Guidelines, including our definition of director independence, as well as the charters for the Audit Committee and the Compensation, Nominating and Compensation Committee are available on our web site www.wabco-auto.com under the caption “Investor Relations—Governance.” The foregoing information is available in print to any shareholder who requests it. Requests should be addressed to Chief Legal Officer, WABCO Holdings Inc., One Centennial Avenue, Piscataway, New Jersey 08855.

DIRECTOR COMPENSATION

The CNG Committee recommends to the full Board of Directors the compensation of the company’s non-management directors, including the level of stock awards and stock option grants that should be made annually to such directors. The full Board of Directors must approve any change to the compensation payable to the company’s non-management directors, whether in the form of cash or equity awards. The Board of Directors has responsibility for administering the company’s Omnibus Incentive Plan in respect of the company’s non-management directors. Neither the CNG Committee nor the Board of Directors has delegated any of its responsibilities regarding the compensation of the company’s non-management directors.

The CNG Committee annually reviews the aggregate compensation payable to the company’s non-management directors to determine that the level of stock awards made under the Omnibus Incentive Plan and the amount of cash compensation payable in respect of the annual retainer fee, the meeting attendance fees and the fees for service as a chair of the standing committees of the Board continue to be appropriate and consistent with the practices generally applicable at public companies of comparable size and in similar industries. As part of this review, the CNG Committee considers whether the allocation between cash and equity-based compensation continues to be appropriate. In connection with this annual review, the CNG Committee may request from time to time that the independent executive compensation consultant retained by the CNG Committee, Pearl Meyer & Partners, review the pertinent data and advise on the competitiveness and appropriateness of the company’s compensation arrangements for its non-management directors. Early 2011, Pearl Meyer & Partners recommended some changes to the Director Compensation Program as described below. The CNG Committee also seeks input from the current Chairman and Chief Executive Officer and Chief Human Resources Officer of the company with respect to any recommendations that it may make regarding changes to the compensation program for non-management directors, but no other executive officer has any substantive role in the setting of such compensation.

2010 Director Compensation Program

Under the 2010 Director Compensation Program, non-management directors (except for the Lead Director) were paid an annual retainer of $95,000, of which $40,000 was paid in cash and $55,000 in fully vested equity awards. The Lead Director, James Hardymon, formerly the Chairman of the Board received $60,000 in cash and $55,000 in equity. In 2010, each of our non-management directors as well as our Lead Director received their equity awards in the form of deferred stock units (“DSUs”) granted on the day prior to the 2010 Annual Meeting of Shareholders. The Board and Committee fees were as follows: $1,500 per day for attendance at in-person meetings; $3,000 per day for Committee Chairs; and $750 for telephonic attendance at meetings and for telephonic meetings.

New 2011 Director Compensation Program

In January 2011, our Board of Directors, upon recommendation of the CNG Committee, approved the new Director Compensation Program. Under the new program, except for the Lead Director, each non-management director is paid an annual retainer of $110,000, of which $55,000 is paid in cash on a quarterly basis and $55,000 is paid in the form of equity awards. Our Lead Director will receive an annual retainer of $130,000, of which $75,000 is paid in cash on a quarterly basis and the remaining $55,000 is paid in the form of equity awards.

The Chairs of the Audit and CNG Committees will receive annual retainers of $15,000 under the new policy, in conjunction with discontinuing premium meeting fees for committee chairs.

All non-management directors will continue to receive $1,500 per day for attendance at in-person Board or committee meetings and $750 for attendance at telephonic Board or committee meetings (or for attending in-person meetings by telephone). Directors are also reimbursed for reasonable expenses incurred to attend meetings.

Equity retainer

Our non-management directors received the equity portion of their annual retainer during 2010 in the form of fully vested deferred stock units (DSUs). Each DSU provides a non-management director the right to issuance of a share of our common stock, within ten days after the earlier of (i) the director’s death or disability, (ii) the 13th month anniversary of the grant date or (iii) the separation from service. Our non-management directors may elect within a month after the grant date to defer the receipt of shares for five or more years. A non-management director may not elect to accelerate the issuance of stock from a DSU. DSUs that will be provided to our non-management directors for the 2011 fiscal year will be granted in the same manner as in 2010.

Equity awarded to our non-management directors before 2010 is held in a trust account. The trust shares do not result in direct ownership until the director ceases service on the Board and remain subject to the claims of WABCO’s creditors while in the trust. If a director is removed for cause, his interest in the shares will be forfeited. In some instances where local regulations dictate, non-management directors may be granted restricted stock units rather than shares of our common stock. In July 2009, our Board of Directors voted to discontinue the use of the Outside Directors Trust. All equity granted to our non-management directors in the past is issued under the company’s Omnibus Incentive Plan.

Deferred Compensation Plan

The Board of Directors adopted the WABCO Holdings Inc. Deferred Compensation Plan in December 2007. While the Deferred Compensation Plan is by its terms open to all non-management directors and executive officers, the Board has determined that only non-management directors will currently be entitled to participate in the Deferred Compensation Plan. The Deferred Compensation Plan permits the non-management directors to defer receipt of all or part of the cash portion of their retainer, meeting fees and any other amounts specified under the plan into either an interest bearing account or notional shares of WABCO common stock, as elected by the participant at the time he makes the election to defer the compensation. Once allocated to the interest account or the stock account, a participant may not change the manner in which the amounts deferred are deemed invested. The Deferred Compensation Plan provides that the company may also make discretionary contributions (including discretionary matching contributions) in addition to the amounts electively deferred by a participating non-management director. No discretionary matching contributions were made on behalf of non-management directors in 2010. Only one of our non-management directors, Mr. Stebbins, participated in the Deferred Compensation Plan in 2010. Mr. Stebbins has also elected to participate in the Deferred Compensation Plan for 2011.

Director Stock Ownership Guidelines

In December 2010, our CNG Committee adopted revised stock ownership guidelines applicable to our non-management directors and executive officers, amending the guidelines adopted in October 2008. Under this updated policy, our non-management directors are now required to own shares of our common stock with a value equal to five times (instead of three times under the previous guidelines) their annual cash retainer fees. Our non-management directors have five years from January 1, 2011 to attain such ownership levels. All non-management directors are in compliance with the new ownership guidelines as of March 1, 2011. See “Compensation Discussion and Analysis—Executive Stock Ownership Guidelines” for a description of our stock ownership guidelines.

Director Compensation Table

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1) (c)	Total ($) (d)
James F. Hardymon	$80,250	$55,000	$135,250
G. Peter D’Aloia	$55,750	$55,000	$110,750
John F. Fiedler	$56,500	$55,000	$111,500
Juergen W. Gromer	$56,500	$55,000	$111,500
Kenneth J. Martin	$72,250	$55,000	$127,250
Michael T. Smith	$71,500	$55,000	$126,500
Donald J. Stebbins(2)	$60,250	$55,000	$115,250

(1)	The grant date fair value of these awards was $55,000 per director. The awards were granted in the form of deferred stock units.

(2)	Mr. Stebbins has elected to defer receipt of all of his 2010 cash compensation through the WABCO Deferred Compensation Plan.

CERTAIN RELATIONSHIPS OR RELATED PERSON TRANSACTIONS AND SECTION 16

REPORTING COMPLIANCE

Certain Relationships and Related Person Transactions

The Audit Committee of the Board of Directors has adopted a written policy governing the review and approval or ratification of related person transactions. Under the policy a related person transaction is any transaction exceeding $120,000 in which the company or a subsidiary, on the one hand, and an executive officer, director, holder of 5% or more of the company’s voting securities or an immediate family member of such person, on the other hand, had or will have a direct or indirect material interest.

No related person transaction shall be approved or ratified if such transaction is contrary to the best interest of the company. Unless determined otherwise by the Audit Committee, any related person transaction must be on terms that are no less favorable to the company than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances.

Unless the Audit Committee determines otherwise, any proposed related person transaction directly between the company and an executive officer, director or immediate family member should be reviewed prior to the time the transaction is entered into. In addition, the policy provides that ordinary course transactions are not considered related person transactions, and therefore do not require approval under the company’s related person transaction policy. An ordinary course transaction means a transaction that occurs between the company or any of its subsidiaries and any entity (i) for which any related person serves as an executive officer, partner, principal, member or in any similar executive or governing capacity, or (ii) in which such related person has an economic interest that does not afford such related person control over such entity, and such transaction occurs in the ordinary course of business on terms and conditions that are no less favorable to the company or, if applicable, a subsidiary than would otherwise apply to a similar transaction with an unrelated party. In addition, all immaterial relationships and transactions identified in the Instructions to Item 404(a) of Regulation S-K are incorporated into the policy, and accordingly, all such immaterial relationships or transactions are not related person transactions and do not require approval under the policy.

The Chief Legal Officer is responsible for making the initial determination as to whether any transaction constitutes a related person or ordinary course of business transaction and for taking all reasonable steps to ensure that all related person transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K are presented to the Audit Committee for pre-approval or ratification. If a related person transaction involves the Chief Legal Officer, the Chief Financial Officer shall perform the responsibilities under the policy.

The Audit Committee reviews and assesses the adequacy of the policy annually.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, certain executive officers, and persons who own more than 10 percent of the outstanding common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. The SEC regulations require the company to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. To the company’s knowledge, with respect to fiscal year ended December 31, 2010, all applicable filings were timely filed, except that (i) on February 24, 2011, a late Form 4 was filed for Mr. Pickering to report the acquisition of stock options granted to him in connection with his hire, (ii) on November 12, 2010, a late Form 4 was filed for Mr. D’Aloia to report the grant of the equity portion of our non-management directors’ meeting fees, which Mr. D’Aloia elected to defer pursuant to the company’s Deferred Compensation Plan, (iii) on November 5, 2010, a late Form 4 was filed for Mr. Weinblatt to report the disposition of shares in the open market following the exercise of certain stock options, (iv) on March 10, 2010, a late form was filed for each of our non-management directors to report the grant of shares of common stock awarded annually to non-management directors pursuant to the company’s Director Compensation Program, and (v) on February 25, 2010, a late Form 4 was filed for Mr. Stebbins to report the grant of the equity portion of our non-management directors’ meeting fees, which Mr. Stebbins elected to defer pursuant to the company’s Deferred Compensation Plan.

AUDIT COMMITTEE MATTERS

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young Belgium, our independent registered public accounting firm (“independent auditor”). The independent auditor reports directly to the Audit Committee. As part of its responsibility, the Audit Committee established a policy to pre-approve all Audit Services and permissible Non-Audit Services performed by the independent auditor. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.

The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its understanding and knowledge of the company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the company’s ability to manage or control risk or improve audit quality.

The Audit Committee is mindful of the relationship between fees for Audit and permissible Non-Audit Services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate relationship between the total amount of fees for Audit and Audit-Related Services and the total amount of fees for Tax Services and certain permissible Non-Audit Services classified as “All Other Services.” Prior to the engagement of the independent auditor for an upcoming audit/non-audit service period, defined as a twelve-month timeframe, Ernst & Young Belgium submits to the Audit Committee for approval a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services:

Audit Services consist of services rendered by an external auditor for the audit of the company’s annual consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under generally accepted auditing standards), the audit of internal control over financial reporting performed in conjunction with the audit of the annual consolidated financial statements and reviews of financial statements included in Form 10-Qs. Audit Services includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

Audit-Related Services consist of assurance and related services (e.g., due diligence) by an external auditor that are reasonably related to audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, employee benefit plan audits, accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation, audit-related litigation advisory services and consultation concerning financial accounting and reporting standards, including compliance with Section 404 of the Sarbanes-Oxley Act.

Tax Services consist of services performed by the independent auditor’s tax personnel except those included in Audit Services above. Tax Services include those services rendered by an external auditor for tax compliance, tax consulting, tax planning, expatriate tax services, transfer pricing studies, tax planning, and tax issues related to stock compensation.

Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service and include non-audit-related litigation advisory services and administrative assistance related to expatriate services.

For each type of service, details of the service as well as estimated fees are reviewed and pre-approved by the Audit Committee as either an annual amount or specified stand-alone activity. Pre-approval of such services is used as the basis for establishing the spend level, and the Audit Committee requires the independent auditor to report detailed actual/projected fees versus the budget periodically throughout the year by category of service and by specific project.

Circumstances may arise during the twelve-month period when it may become necessary to engage the independent auditor for additional services or additional effort not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

This review is typically done in formal Audit Committee meetings, however, the Audit Committee may delegate pre-approval to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit and Non-Audit Fees

Fees billed to the company by Ernst & Young Belgium for services rendered in 2010 and 2009 were as follows:

Type of Services(1)	2010	2009
	(in thousands)
Audit	$2,664	$2,533
Audit-Related	$41	$241
Tax	$400	$365
All Other	$9	$0

Total	$3,114	$3,139

(1)	For a description of the types of services, see “Audit Committee Matters—Audit Committee Pre-Approval Policies and Procedures,” above.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors intends to appoint Ernst & Young Belgium as the company’s independent registered public accounting firm to examine the consolidated financial statements of the company for the year 2011 upon terms set by the Audit Committee. The Board of Directors recommends that this appointment be ratified by the shareholders. If the appointment of Ernst & Young Belgium is not ratified by the shareholders, the Audit Committee will give consideration to the appointment of other independent certified public accountants.

Representatives of Ernst & Young Belgium will be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR Proposal 2, the ratification of the appointment of Ernst & Young Belgium as the company’s independent registered public accounting firm for the year ending December 31, 2011.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the company’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the committee has reviewed and discussed the audited financial statements in the Annual Report with the company’s management and independent auditors.

Management has the primary responsibility for the financial statements and the reporting process including the internal controls systems, and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

The Audit Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the committee has discussed with the independent auditor, the auditor’s independence, including the matters in the written disclosures and letter which were received by the committee from the independent auditors, as required by Independence Standard Board No. 1, Independence Discussions with Audit Committees. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to the company is compatible with maintaining the auditor’s independence.

The committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

Kenneth J. Martin, Chairman

Donald J. Stebbins

G. Peter D’Aloia

REPORT OF THE COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE

The Compensation, Nominating and Governance Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the members of the Compensation, Nominating and Governance Committee identified below recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation, Nominating and Governance Committee

Michael T. Smith, Chairman

John F. Fiedler

Dr. Juergen W. Gromer

James F. Hardymon

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Our named executive officers’ total compensation is comprised of a mix of base salary, annual cash incentive awards and long-term incentive awards that include both cash and performance-based equity awards.

For 2010, our named executive officers were:

• Jacques Esculier	Chairman and Chief Executive Officer

• Ulrich Michel	Chief Financial Officer

• Jean-Christophe Figueroa	Vice President Vehicle Dynamics & Controls

• Nikhil Varty	Vice President Compression & Braking

• Kevin Tarrant	Chief Human Resources Officer

2010 Executive Compensation—A Year in Review

In 2009, in response to the global economic recession and the severe reduction in demand in the commercial vehicle industry, we took several actions designed to align our capacity for a significantly reduced level of market demand and focused intently on reducing our costs. Our cost reduction programs included a significant reduction in our global workforce as well as measures which impacted our executive officers, including our named executive officers, such as a freeze on base salaries and the elimination of cash bonuses under our Annual Incentive Plan (“AIP”).

The compensation decisions made by our CNG Committee in 2010 reflect our company’s strong performance relative to our initial expectations for the year, and improvements in the global economy, specifically in the commercial vehicle industry.

2010 Performance

2010 was a very successful year for us. We experienced an improved global economic climate and benefited from cost savings actions taken in 2009 as well as the execution of our growth and performance strategy. Market conditions improved more than our original expectations as our sales reached $2.18 billion, up 47 percent in local currencies from a year ago. We capitalized on this growth by delivering a record level of incremental operating profit margin at 27 percent. We also reported full year 2010 performance net income of $190.2 million or $2.86 per diluted share versus performance net income of $25.7 million or $0.40 per diluted share for 2009. We believe that there is a strong correlation between these results, which were used to determine the payments under our incentive plans, and our strong stock performance—WABCO ranked in the 93rd percentile of our peer group with regard to stock price appreciation and total shareholder return on an annual basis.

2010 Pay-Related Decisions and Implications

Our 2010 financial performance, including our performance relative to our peers, along with the individual performance of our executive officers, served as key factors in determining compensation for 2010, including as follows:

•

In light of the company’s expected performance, the CNG Committee determined to make base salary changes for our named executive officers in an effort to position base salary at the median of our peer group.

•

Early in 2010, our Board of Directors approved an operating plan that reflected our initial performance expectations for the year and the CNG Committee set goals for our AIP. In establishing these goals, the CNG Committee considered the uncertainty related to the timing of an economic recovery. Sales growth, gross margin, performance net income and free cash flow are the key metrics for our named executive officers’ annual cash incentive awards. These metrics provide for a balanced approach to measuring annual company performance. The company’s performance with respect to each of these metrics was above target, and therefore resulted in the payment of AIP awards at above target levels for our named executive officers. The CNG Committee determined that this payment was appropriate given the strong performance of our company and the level to which the business had returned.

•

Long-term incentive compensation continues to make up the majority of the compensation for our named executive officers, comprised of cash awards determined by metrics that are complementary to, but differ from our annual incentive compensation program and equity awards which have value that is closely linked to the company’s total shareholder return.

2010 Pay Governance

The company strives to maintain strong corporate governance practices with respect to executive compensation. In 2010:

•	The CNG Committee has decided to implement more rigorous stock ownership guidelines, as well as mandatory holding periods.

•	We engaged an independent compensation consultant that does not provide any services to management and that had no prior relationship with management prior to the engagement.

We also continued to

•	prohibit our directors, named executive officers, and other key executive officers from hedging the economic interest in the company securities that they hold.

•

prohibit company personnel, including the named executive officers, from engaging in any short-term, speculative securities transactions, including purchasing securities on margin, engaging in short sales, buying or selling put or call options, and trading in options (other than those granted by the company).

•	maintain a strong risk management program, which includes our CNG Committee’s significant oversight of the ongoing evaluation of the relationship between our compensation programs and risk.

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the 2010 compensation of our named executive officers.

Executive Compensation Philosophy; Compensation Program Objectives

Our executive compensation program is intended to deliver competitive total cash compensation upon achievement of performance objectives and has been developed consistent with our strategy to attract, motivate and develop leaders who will drive the creation of shareholder value. We generally seek to compensate our executives at approximately the median level of total compensation among similarly situated executives in our peer group when we set compensation levels for targeted levels of performance. See the section entitled “Peer Group” below for more information about our peer group.

Our compensation program generally involves a mixture of fixed and variable and cash and equity compensation programs. Variable compensation programs are balanced between short- and long-term objectives, placing a significant amount of the executive’s compensation at risk based on company and individual performance.

Each of the program components is designed to drive a complementary set of behaviors and outcomes.

•	Base salary and benefits are designed to attract and retain executives over time by providing regular and continued payment in line with the executive’s position, experience and responsibilities.

•	Annual performance-based cash awards are designed to focus our executives on short-term objectives to foster short-term growth and profitability.

•

Long-term incentives are designed to develop a clear line of sight and linkage to our long term strategy, as well as to attract and retain our executives and employees. Long-term incentives consist of a mix of equity awards and cash awards. The equity awards, usually in the form of stock options and restricted stock units, comprise the majority of long-term incentive value and are used to align the interests and financial opportunities of our executive officers with those of our shareholders.

•

Severance benefits and change of control plans are designed to neutralize the potential conflicts our executive officers may face in the context of a potential change of control or other possible termination situation and to facilitate our ability to attract and retain key executives as we compete in a marketplace where such protections are commonly offered. As a European-based company with European national executive officers, we also consider the effect of statutory severance and change of control benefits that may apply under the law of the executive’s country of citizenship and European Union law when designing our contractual severance benefits.

•	Other benefits and perquisite programs are evaluated in light of market practice.

Each of these elements is described in more detail below.

The CNG Committee evaluates all compensation and benefit programs and decisions in light of the total compensation package awarded to each named executive officer (including the impact of how these programs and decisions impact other elements of compensation). To that end, the CNG Committee reviews “tally sheets” once per year that include all of the components of each named executive officer’s compensation, including base salary, target annual incentive awards, target long-term incentive awards, the value of all vested, unvested, exercised and unexercised equity, benefits and perquisites. These “tally sheets” are organized to reflect both the value of each named executive officer’s total compensation assuming continuing employment, as well as the additional compensation the named executive officer would be entitled to earn upon a separation from the company for voluntary reasons, involuntary reasons, or pursuant to a change of control of the company.

Compensation Mix

We believe that a significant portion of an executive’s compensation should be directly linked to our own performance and the creation of shareholder value. To that end, our CNG Committee has structured our executive compensation program so that a high percentage of our named executive officers’ total direct compensation (which includes base salary, cash incentives and equity incentives) is at risk. As illustrated and explained below, 80% of our Chief Executive Officer’s total direct compensation, and, on average, 68% of our other named executive officers’ total direct compensation, is based on attaining performance goals or equity incentives.

1. The percentages attributable to cash incentives are based on the dollar amount payable due to attaining performance goals at target.

2. The percentages attributable to equity incentives are based on the potential fair market value of such incentives (stock option and restricted stock units) in accordance with Black-Scholes valuation and methodology.

We believe that our compensation program reinforces our pay-for-performance philosophy, has the flexibility to adapt to market conditions and has resulted in pay outcomes that are in line with our business performance.

Role of the WABCO CNG Committee in the Compensation Process

As required by its charter, our CNG Committee is responsible for developing our total compensation philosophy, recommending to our Board of Directors our executive compensation programs, including cash incentives, equity incentives, benefits and perquisites, and reviewing our compensation philosophy and compensation and benefits programs to determine whether they are properly coordinated and achieving their intended purposes. Full details of the Committee’s responsibilities can be found in the CNG Committee charter which is posted on our website. This committee reviews and approves the compensation of our executive officers and recommends for approval to the independent members of our Board the compensation of our Chairman and Chief Executive Officer. The CNG Committee also sets performance goals for all performance-based compensation, and reviews and certifies payouts of awards based on its evaluation of the company’s performance and the executive officers’ performance against such goals.

To assist the CNG Committee in meeting its responsibilities, the CNG Committee engaged Pearl Meyer & Partners in March 2010 as its independent outside compensation consultant to provide executive compensation market analysis and insight, with respect to our executive officers, including our named executive officers. Pearl Meyer & Partners only provides services on behalf of the CNG Committee with respect to executive and director compensation.

Role of Management in the Compensation Process

Our Chairman and Chief Executive Officer works with our Chief Human Resources Officer to make recommendations to the CNG Committee with respect to the compensation of other executive officers, including base salary levels, target annual incentive awards, target long-term incentive awards, benefits and perquisites. At the CNG committee’s request, our Chairman and Chief Executive Officer attends meetings of the CNG Committee to present his views with respect to the appropriate levels of compensation for his executive team, but is not present when his own compensation is discussed. All decisions regarding named executive officer compensation are ultimately made by the CNG Committee.

In addition, under our governance documents, our independent Board members are required to approve all compensatory programs, awards or payouts relating to our Chairman and Chief Executive Officer, upon recommendations from the CNG Committee.

At the direction of the CNG Committee, our human resources department provides compensation-related information to Pearl Meyer & Partners relating to our executive officers that Pearl Meyer & Partners uses as part of its development of market competitiveness analyses and recommendations for executive compensation program design.

Peer Group

The CNG Committee, has determined that the following companies are WABCO’s peers for compensation benchmarking purposes:

Valeo	Polaris Industries Inc.
GKN plc	Accuride Corporation
Autoliv, Inc.	Sogefi S.p.A.
Tomkins plc	Haldex Aktiebolag
Rockwell Automation, Inc.	Brembo S.p.A.
Tenneco Inc.	Harman International Industries, Incorporated
BorgWarner Inc.	Cooper Tire & Rubber Company
Modine Manufacturing Company	NV Bekaert SA
Sauer-Danfoss Inc.

The peer group comprises 17 companies reflecting both U.S. and European publicly-traded companies, as well as some private companies, that operate in the same industry sector, compete with us for executive talent and have executive positions similar in breadth, complexity and global responsibility. Our peer group was established in 2008 with the assistance of Mercer, the company’s former outside compensation consultant. In selecting peer companies, Mercer considered companies of similar size in a range of approximately one-third to three times our revenue, market value and enterprise value In 2010, our CNG Committee did not change the composition of our peer group. However, based on new market conditions, it may adjust it in the future as appropriate. For 2011, Tomkins plc has been removed since it is no longer publicly-traded following its acquisition.

Components of 2010 Executive Compensation

Base Salary

We develop base salary guidelines for our named executive officers generally at the median of our peer group companies, employing analyses developed by Pearl Meyer & Partners. Company management and Pearl

Meyer & Partners may also review compensation data from various survey providers as a general context. However, the CNG Committee’s salary decisions reflect the market data as well the individual’s responsibilities and more subjective factors, such as the CNG Committee’s assessment of the officer’s individual performance and expected future contributions and leadership. The CNG Committee reviews base salaries for our officers every year.

In January 2009, based on the economic outlook, our CNG Committee approved a proposal made by our Chairman and Chief Executive Officer to freeze base salary levels for our executive officers, including our named executive officers.

In May 2010, the CNG Committee reviewed the salaries for our named executive officers and considered their scope of responsibility and performance throughout the downturn, and, as a result of our improved sales and earnings, and based on market data provided by Pearl Meyer & Partners, granted salary increases to the named executive officers (that became effective July 2010) as follows:

-	Mr. Esculier from $800,000 to $900,000

-	Mr. Michel from $ 436,054 (€ 327,860) to $ 453,495 (€ 340,974)

-	Mr. Figueroa from $ 366,313 (€ 275,423) to $ 380,965 (€ 286,440)

-	Mr. Varty from $ 303,000 to $350,000

-	Mr. Tarrant from $ 325,000 to $338,000

The Exchange rate for converting salaries from euros to dollars is 1 euro equal $1.33 – see Summary Compensation Table below.

Variable Cash Compensation

Traditionally, we offer an annual incentive program (“AIP”) and a cash-based three-year long-term incentive program (“Cash LTIP”) for our named executive officers. Awards under both the AIP and the Cash LTIP are issued under the company’s Omnibus Incentive Plan. The CNG Committee seeks to establish performance goals for the new AIP and Cash LTIP performance periods at its first or second meeting each year but in no event later than March 31. Target awards under both the AIP and the Cash LTIP are fixed as a percentage of the executive’s base salary. Each of our named executive officers’ employment agreements provide for specific target AIP and Cash LTIP award percentages. In May 2010, based on market data provided by Pearl Meyer & Partners, our CNG Committee approved an increase in the target AIP award for Mr. Esculier from 90% to 100% of his base salary and for Mr. Tarrant from 50% to 60% of his base salary, to better align them with peer group median levels.

Annual Incentive Program (“AIP”)

Our annual incentive program is based upon achievement of financial and non-financial performance goals. Financial and non-financial goals under our AIP are primarily derived from our annual operating plan. AIP award opportunities are typically set so that achieving the target level of performance results in a cash payment that is approximately at the 50th percentile of annual incentives paid by our peer group. The actual payment under an AIP award may be above the 50th percentile in years of strong performance against objectives or below the 50th percentile or zero, depending on the actual level of performance achieved. The CNG Committee and the Board of Directors review and approve our annual operating plan to ensure that the AIP goals are sufficiently challenging and set at levels consistent with internal and external market performance expectations.

Fiscal Year 2010 Annual Incentive Plan

In March 2010, our CNG Committee determined the maximum amounts payable to our executive officers for AIP awards for the 2010 performance year by establishing a pool equal to 10% of WABCO earnings before interest and taxes (“EBIT”) with 35% of the pool allocated to our Chief Executive Officer at maximum and the remainder allocated evenly among the other executive officers at maximum. The AIP pool established by the formula described above was not necessarily an expectation of awards that would be paid. It represented the maximum amount that the CNG Committee could approve for payment. Our CNG Committee generally exercises its discretion to pay less than the maximum amount after considering the factors in the management plan described below.

The performance goals established by the CNG Committee included the following financial goals:

•	sales growth,

•	gross profit margin,

•	performance net income and

•	free cash flow.

Free cash flow is a non-GAAP financial measure that refers to net cash provided by operating activities less any amounts attributable to the purchase of property, plant, equipment and computer software and the proceeds from the disposal of property. “Performance” net income is a non-GAAP financial measure that excludes separation and streamlining costs, one-time and discrete tax items, as well as a one-time transitional impact from the adoption of a new accounting standard. The non-financial performance goals established by the CNG Committee related to improving common development process and quality. These measures drive cross-functional collaboration to improve the industrialization of WABCO products and ensure that the development roadmaps and processes we have defined will be used to develop high quality products.

Each specific non-financial goal established by the CNG Committee carried an equal weighting.

The 2010 AIP was designed so that the achievement of financial goals received 80% weighting and the achievement for non-financial goals received 20% weighting. Furthermore, exceptionally for 2010, the CNG committee added a new feature that could increase the AIP funding by up to 20% based on achievement of certain goals related to incremental operating profit margin. Incremental operating profit margin is the percentage of profit realized from an increase in sales from one period to the next. It is used to measure how successful any part of the WABCO organization is to convert an additional dollar of sales into profit, on top of current performance.

AIP payouts equal the percentage of the performance goal achieved multiplied by the participant’s annual target AIP percentage. Annual target AIP percentages under this program are established for each participant as a percentage of base salary, as stipulated in their respective employment agreements. The 2010 AIP was designed so that the company would have an opportunity to overachieve the target goal, with maximum achievement capped at 220% compared to a typical maximum achievement of 200%. In between threshold and maximum performance, achievement levels and payouts are fixed by a defined performance curve.

For the 2010 AIP, based on our annual operating plan, our CNG Committee established the following financial goals, each weighted equally, and certified, in January 2011, the following achievement levels and scores:

Measure	Target	Maximum	Achievement	Scoring
Sales Growth (excluding the impact of foreign exchange)	16.50%	26.5%	47%	200%
Gross Margin	26.80%	28.80%	28.84%	200%
Performance Net Income	$69 million	$89 million	$187.80 million	200%
Free Cash Flow	$63.4 million	$78.4 million	$201.80 million	200%
Aggregate Score				200%

Measuring achievement of the non-financial goals included in the 2010 AIP is in the discretion of the CNG Committee. For 2010, the CNG Committee scored our achievement at 100% with regard to the common development process and technical quality (measured on a parts per million basis) non-financial goals. Additional AIP funding of up to 20% was available if we achieved incremental operating margin of at least 23%. Our incremental operating margin was 27.1% in 2010. As a result, the company’s aggregate performance score for the 2010 AIP (assuming a 80% weighting for the financial performance goals and 20% for the non-financial performance goals and the additional measure relating to incremental margin) is 200%, and the target awards for each named executive officer was adjusted to reflect this percentage.

	Weight	Results	Total
Financial measures (80%)
Sales	20	200%	40
Gross Margin	20	200%	40
Net Income	20	200%	40
Free Cash Flow	20	200%	40
Non-financial measures (20%)	20	100%	20
Incremental Margin		20%	20
TOTAL			200%

The CNG Committee also considered each executive’s individual performance. Each named executive officer received a performance score corresponding to a percentage range (0-200%). This percentage is then applied to the executive’s target award, as adjusted by the company’s performance score, as discussed immediately above. Mr. Esculier presented the individual performance scores for each of the other named executive officers to the CNG Committee for their approval (see below table).

With respect to Mr. Esculier’s AIP award, the CNG Committee considered his leadership of the company in an increasingly challenging period, then met with the other independent members of the Board and, as a group, they determined that Mr. Esculier’s individual performance merited an additional 11.1% upward adjustment to his AIP award.

	Annual Incentive Target	AIP funding	Individual performance	Annual Incentive Payment
Jacques Esculier	$900,000	200%	111.1%	$2,000,000
Ulrich Michel	$272,097	200%	100%	$544,196
Jean-Christophe Figueroa	$228,579	200%	95%	$434,301
Nikhil Varty	$210,000	200%	100%	$420,000
Kevin Tarrant	$202,800	200%	100%	$405,600

Messrs. Michel and Figueroa consented to the payment of their 2010 AIP award in the form of warrants to purchase shares of a listed mutual fund composed of equity securities of European corporate issuers. The exercise price for the warrants on the date of purchase was approximately equal to the trading price of fund shares subject to the warrant on the purchase date. The warrants were purchased by WABCO from an independent third party financial institution following the determination by our CNG Committee of the earned awards under the 2010 AIP and transferred to Messrs. Michel and Figueroa at the same time cash payments under our 2010 AIP were paid to our other named executive officers. Upon receipt, the warrants were immediately transferrable by Messrs. Michel and Figueroa without any restrictions against transfer. See “Impact of Taxation on Executive Compensation” below.

Fiscal Year 2011 Annual Incentive Plan

In January 2011, our CNG Committee approved a cash AIP award opportunity based on the achievement of certain defined financial and non-financial performance goals. The financial performance goals established by our CNG Committee are related to sales growth, incremental operating margin, net income and free cash flow. Two non-financial performance goals were also selected which were designed to promote both quality production and cost reduction efforts behavior. Each of the financial goals is equally weighted, and the financial goals comprise 80% of the plan funding. The two non-financial goals are also equally weighted and comprise 20% of the plan funding. Each financial and non-financial goal may be overachieved and funded up to 200%, and resulting award amounts will be further adjusted by an individual performance score ranging from 0-200%.

Long-Term Incentive Program (“LTIP”)

Pursuant to the company’s Omnibus Incentive Plan, the CNG Committee has authority to establish both equity and cash-based long-term incentive programs for our executive officers, including our named executive officers. Our long-term incentive program is designed to promote both the achievement of long-term performance goals as well as retention by linking our executive officers’ wealth more closely to the performance of our stock price. Our CNG Committee designed our long-term incentive program so that approximately 70% of the value of any executive officer’s long-term incentive compensation would be comprised of annual equity awards split evenly between stock option awards and restricted stock units, both of which will vest ratably over a three-year period. The remaining 30% of the value of an executive officer’s long-term incentive compensation would be comprised of the executive’s target cash long-term incentive program (“Cash LTIP”) award, the attainment of which would be tied to the achievement of certain financial and non-financial goals over a three-year performance period. The performance goals for the Cash LTIP are established on a rolling basis and generally include three to four of the following measures: sales, gross revenues, gross and incremental margins, earnings per share, internal rate of return, return on equity, return on capital, income or earnings (including without limitation, gross earnings before certain deductions such as interest, taxes, depreciation or amortization), cash flow, free cash flow, market share, stock price, costs, management of accounts and non-performing debt. We also use non-GAAP “performance” versions of the financial measures referred to above which exclude separation and streamlining costs, one-time and discrete tax items, as well as a one-time transitional impact from the adoption of a new accounting standard.

2008-2010 Cash LTIP

All of our named executive officers participated in the 2008-2010 Cash LTIP.

Our CNG Committee based the 2008-2010 plan on achievement against financial goals relating to sales, earnings per share and return on invested capital.

For the 2008-2010 performance cycle, our CNG Committee set the following financial goals (no strategic or other non-financial goals were included for this cycle) and certified, in January 2011, the following achievement levels and scores:

Cycle Measure	Target	Achievement	Scoring
Sales Growth (excluding the impact of foreign exchange)	19.6% cumulative increase over three years	Sales decline	0%
Performance Earnings Per Share (“EPS”)	45% cumulative increase over three years	Performance EPS decline	0%
Return on Invested Capital	30%-35% on 3-year average	35%	100%
Aggregate Score			33.33%

See footnote 2 to the “Summary Compensation Table” for the final award amounts paid to our named executive officers under the 2008-2010 Cash LTIP. Similar to the AIP payment, Messrs. Michel and Figueroa consented to the payment of their 2008-2010 LTIP award in the form of warrants. See “Impact of Taxation on Executive Compensation” below.

2011-2013 Cash LTIP

In March 2011, our CNG Committee approved a Cash LTIP based on the achievement of certain defined financial performance goals. The financial performance goals established by our CNG Committee are related to sales growth, earnings per share and return on invested capital. Each of the financial goals is equally weighted. As with previous Cash LTIPs, each financial goal may be overachieved and funded up to 200%. Furthermore, our CNG Committee has discretion to upgrade or downgrade the Cash LTIP results by 25%.

2010 Annual Equity Awards

As discussed above, annual equity awards are part of our long-term incentive program. On February 22, 2010, each of our named executive officers received a combination of stock options and restricted stock units, both of which vest ratably over the three years from the date of grant. See the “Grants of Plan-Based Awards” table for a break out of the annual equity awards granted to our named executive officers in 2010.

Executive Stock Ownership Guidelines

In October 2008, the CNG Committee adopted stock ownership guidelines for our executive officers, including our named executive officers, to reinforce the goal of increasing WABCO equity ownership among our executive officers and other key managers and more closely align their interests with those of our shareholders. In March 2010 and October 2010, after consultation with PM&P, our CNG Committee increased the amount of WABCO common stock to be held by the named executive officers as follows:

•	for the Chief Executive Officer: from 3x base salary to 6x base salary

•	for all other named executive officers: from 2x base salary to 3x base salary

Information provided by Pearl Meyer & Partners suggests that our revised stock ownership guidelines are at the high-end of market practice.

Equity ownership that counts towards this ownership goal includes shares owned outright, shares beneficially owned by direct family members (spouse, dependent children), shares underlying vested and unvested restricted stock unit awards, net shares acquired through stock option exercise and shares acquired on the open market. Vested and unvested stock options do not count towards satisfying the guideline goals.

Participants, including our named executive officers, have five years from January 1, 2011 to meet the revised stock ownership guidelines.

The guidelines also require our named executive officers to hold our equity upon vesting of restricted stock and restricted stock units and upon exercise of stock options in certain situations.

•

All executive officers must hold net after-tax shares received (or credited) upon vesting of restricted stock and restricted stock units for a period of six months after the shares have vested. This mandatory holding requirement applies to any outstanding, unvested grants of restricted stock or restricted stock units.

•

Furthermore, all executives must hold net gain shares received upon exercise of vested stock options for a period of six months after the exercise if they do not yet meet the stock ownership guidelines at the time of exercise. Net gain shares are the shares remaining after payment of the option exercise price and any related taxes. This mandatory holding requirement applies to any stock option grants as of January 2011.

The minimum number of shares to be held by each officer is calculated on the first business day of March each year using the average of the stock prices of the company’s common stock on the NYSE for the past year. The stock price for each trading day within the one-year time period will be the average of the high and low sales prices of the company common stock on the NYSE on that date. In the event of a base salary change or a promotion to a higher executive level, the executive will have five years from the date the change was implemented to acquire additional shares needed to fulfill the stock ownership guidelines. During the first five years, the CNG Committee will review annually each executive’s company stock ownership. After the initial five year period, the CNG Committee may review these guidelines to include specific penalties for failing to adhere to the recommendations. There may be instances in which the stock ownership guidelines would place a substantial hardship on an executive or prevent the executive from complying with the guidelines. These circumstances may apply to all executives in the company, such as a financial crisis impacting the entire stock market or circumstances generating unusual volatility of the company’s share price, or be particular to an individual, such as a court order in the case of a divorce settlement or estate planning transactions. In such circumstances, the guidelines may be waived or modified in the sole discretion of the company’s CNG Committee.

Retirement Benefits

We have established a tax qualified 401(k) plan, in which all of our U.S. employees, including Messrs. Esculier, Tarrant and Varty are eligible to participate. In addition, all employees whose eligible compensation exceeds limits imposed by the U.S. Internal Revenue Code participate in Supplemental Savings Plan. Under the Supplemental Savings Plan, the company credits 3% on eligible compensation between the tax code limits and $250,000 plus a matching contribution of up to 6% on all eligible compensation in excess of the tax code limits, based upon the employee’s contribution election to the tax qualified 401(k) plan. For Mr. Esculier, we credit 3% on all eligible compensation in excess of the tax code limits.

Messrs. Michel and Figueroa participate in a Belgian tax-qualified defined contribution plan and have elected to participate in a Belgian Supplemental Pension Plan established in the form of a defined contribution plan.

In 2009 and early 2010, our CNG Committee modified the termination rules associated with our outstanding and future equity awards to address certain issues faced by employees who retire. The CNG Committee viewed the existing termination rules for equity awards as inflexible and not adequate for retirees. The CNG Committee also was advised by Mercer that the existing termination rules for retirees were stricter than those that prevailed in the market. First, the CNG Committee adopted definitions of “retirement” for each of the jurisdictions where we have employees. Second, the CNG Committee adopted a policy for all equity awards to permit unvested awards to continue to vest after a grantee retires. Third, the CNG Committee extended the period by which retired employees must exercise vested stock options after retirement from 12 months to the lesser of 36 months or the expiration date of the award. In connection with these favorable modifications, the CNG Committee also instituted a “clawback” policy that requires any retired employee who becomes employed by one of our competitors during the twelve-month period after such employee’s retirement to return to the company any net gain realized upon the sale of common stock acquired through an exercise of stock options made during such period. These rule changes affect all of our employees, including our named executive officers.

Perquisites

We provide perquisites that we believe are reasonable, competitive with our peer group and consistent with our overall compensation philosophy. We currently offer to our executive officers, including our named executive officers, financial planning, an executive health exam, an executive life insurance as well as tax return preparation assistance.

Payments upon Severance or Change of Control

We have entered into employment agreements with our Chairman and Chief Executive Officer, our Chief Financial Officer and our Chief Human Resources Officer under which they will be provided with certain severance benefits if their employment is terminated by us without cause or if they terminate their employment for good reason. We have also entered into an agreement with our Vice President, Vehicle Dynamics and Controls under which he will be provided with certain severance benefits if his employment is terminated by us without cause. We believe that severance payments to these officers are appropriate in these circumstances and that the amount of the severance benefits is reasonable and necessary to attract and retain superior executive talent. An estimate of the amount of severance benefits that each named executive officer would receive upon a termination of employment is included in “Executive Compensation—Potential Post-Employment Payments—Severance Benefits” below.

We also provide certain payments or other benefits to our executive officers, including our named executive officers, in the event of a change of control in order to allow them to act in the best interests of shareholders without the distraction of potential negative repercussions of a change of control on their own position with the company. Severance benefits payable in connection with a change of control are triggered only in the event of both a change of control and a named executive officer’s loss of job or resignation on account of material diminution in terms and conditions of employment. Under our Omnibus Incentive Plan, in the event of a change of control, any outstanding stock options will become immediately exercisable and, unless assumed by the new employer, may be cashed out at the discretion of the CNG Committee. The restricted period shall lapse as to any outstanding restricted stock or restricted stock units, unless the CNG Committee determines prior to the change of control that any stock option, restricted stock or restricted stock unit will be replaced or otherwise honored by the new employer on terms that do not adversely affect the participants. In addition, all performance periods for annual incentive and long-term incentive awards will end and pay out at target on a prorated basis. Furthermore, each participant in the company’s Change of Control Severance Plan, including the named executive officers, shall be entitled to receive a gross up payment from the company for any excise tax imposed under Section 4999 of the Internal Revenue Code, any taxes, interest and penalties imposed with respect to the payment of such excise tax. We did not enter into any new gross up arrangements in 2010. We believe that it is appropriate to treat holders of equity awards, including stock options, like shareholders in the event of a change of control, since the change of control may change the direction of the company in a way that could materially alter their award opportunities.

Impact of Taxation on Executive Compensation

Compensation paid to our employees in Belgium is subject to very high social security and income tax rates. As a result, the cash bonuses paid to our Belgian executive officers result in higher costs to the company and lower net payments to these executive officers than cash bonuses paid to our other executive officers. In 2010, our CNG Committee allowed our employees in Belgium, including our named executive officers Messrs. Michel and Figueroa, to benefit from a recognized tax-effective remuneration technique in Belgium and receive their 2010 AIP and Cash LTIP awards, if earned, in the form of warrants. Under Belgian law, compensation paid in the form of warrants from an independent third party issuer does not trigger social security tax. The warrants allow the holder to purchase shares of a listed mutual fund composed of equity securities of European corporate issuers (other than the company). Amounts paid by the company to purchase warrants on behalf of our Belgian employees and executive officers is deductible under Belgian law.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 per year paid to the chief executive officer, the chief financial officer and the three highest compensated officers for the taxable year. Certain compensation, including “performance-based compensation,” may qualify for an exemption from the deduction limit if it satisfies various technical requirements under Section 162(m). A subsidiary of the company has employed the named executive officers and deducted compensation paid to them under applicable local law since the Spin-off. As such, Section 162(m) does not currently limit the deductibility of their compensation. Nevertheless, our CNG Committee takes into account the requirements of Section 162(m) with respect to performance-based compensation and views the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy.

EXECUTIVE COMPENSATION

Summary Compensation Table

Set forth below is information concerning the compensation for 2010 of the company’s Chairman and Chief Executive Officer, Chief Financial Officer and the three most highly-compensated other executive officers (collectively, the “named executive officers”). Certain amounts shown in the tables below were paid in Euros and converted into U.S. dollars at the average conversion rate of U.S. dollars to Euros during the period January 1, 2010 to December 31, 2010, even if the amounts were paid after December 31, 2010. The average conversion rate is one Euro equals $1.33. This is also the convention that we used to convert Euros to U.S. dollars in the audited financial statements we included with our annual report on Form 10-K for the fiscal year ended December 31, 2010.

Name & Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Awards ($)(1) (f)	Non-Equity Incentive Plan Compensation ($)(2) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(3) (i)	Total ($) (j)
Jacques Esculier	2010	$850,000	—	$875,840	$878,040	$2,259,233	—	$486,153	$5,349,266
Chairman and Chief Executive Officer	2009	$800,000	—	$787,287	$1,139,827	$655,556	—	$407,524	$3,790,194
	2008	$683,333	—	$714,609	$2,058,504	$1,428,433	—	$909,589	$5,794,468

Ulrich Michel	2010	$444,825		$250,025	$249,900	$608,640	—	$285,974	$1,839,364
Chief Financial Officer	2009	$455,725	—	$216,508	$345,206	$205,006	—	$305,690	$1,528,135
	2008	$366,997	—	$218,100	$539,952	$510,183	—	$477,134	$2,112,366

Jean-Christophe Figueroa	2010	$373,681		$210,010	$209,920	$489,609	—	$260,555	$1,543,775
Vice President, Vehicle Dynamics & Controls	2009	$382,838	—	$181,576	$289,687	$197,047	—	$260,367	$1,311,515
	2008	$406,800	—	$185,345	$507,225	$429,027	—	$226,411	$1,754,808

Nikhil M. Varty	2010	$326,498	—	$200,020	$199,920	$466,036	—	$240,711	$1,433,185
Vice President, Compression & Braking	2009	$303,000	—	$156,472	$245,554	$123,293	—	$412,846	$1,241,165
	2008	$291,317	—	$159,978	$481,863	$279,008	—	$445,265	$1,657,431

Kevin Tarrant	2010	$331,500		$190,003	$189,930	$454,670	—	$256,314	$1,422,417
Chief Human Resources Officer	2009	$325,000	—	$167,793	$247,375	$109,688	—	$272,473	$1,122,329
	2008	$325,000	—	$159,978	$481,863	$240,034	—	$304,443	$1,511,318

(1)	Amounts set forth in this column represent the aggregate grant date fair value of awards granted during the year computed in accordance with ASC 718, Compensation-Stock Compensation. The aggregate grant date fair value of the RSU and stock option awards reflected in these columns was determined using the valuation methodology and assumptions set forth in Note 5 (“Capital Stock”) of the Notes to Consolidated Financial Statements included in our annual reports on Form 10-K for the fiscal years ended December 31, 2010, 2009 and 2008.

(2)	Amounts included in this column represent the cash amounts earned in respect of (a) annual performance-based cash bonuses made under the WABCO annual incentive plan (“AIP”) for the 2010 annual performance period and (b) long-term performance-based cash bonuses earned under the WABCO long-term incentive plan (“LTIP”) for the performance period beginning on January 1, 2008 and ending on December 31, 2010. The following table shows a break down of these amounts:

Names	Annual Incentive Payment for 2010 (a)	Long-Term Incentive Payment for 2008-2010 Performance Period (b)
Jacques Esculier	$2,000,000	$259,233
Ulrich Michel	$544,196	$64,444
Jean-Christophe Figueroa	$434,301	$55,308
Nikhil M. Varty	$420,000	$46,036
Kevin Tarrant	$405,600	$49,070

(3)	The following table provides information regarding the compensation disclosed in the All Other Compensation column. This information includes identification and quantification of each perquisite and personal benefit received by each named executive officer, regardless of amount.

Names (a)	Premiums for Term Life Insurance (b)(1)	Defined Contribution Plan Contributions (c)(2)	Health Care Reimbursements (d)(3)	Tax Allowance (e)(4)	Perquisites and Other Personal Benefits (f)(5)		Total (g)
Jacques Esculier	$24,059	$22,050	$10,134	$19,591	$410,319	(6)	$486,153
Ulrich Michel	$22,738	$47,254	$2,748	—	$213,234	(7)	$285,974
Jean-Christophe Figueroa	$34,078	$39,094	$4,263	—	$183,120	(8)	$260,555
Nikhil M. Varty	$2,224	$22,050	$15,116	$3,578	$197,743	(9)	$240,711
Kevin Tarrant	$4,212	$22,050	$21,377	$51,627	$157,048	(10)	$256,314

(1)	Includes premiums for Group Term Life Insurance and Executive Life Insurance.

(2)	Includes employer basic and matching contributions to defined contribution plans in which the named executive officer participates.

(3)	Includes health care reimbursements to private schemes in France for Mr. Esculier, in the Unites States for Messrs. Varty and Tarrant and Belgium for Messrs. Michel and Figueroa. Also includes executive health exams for Mr. Figueroa ($772) and Tarrant ($6,000).

(4)	Tax allowances are provided to individuals on expatriate assignments to make their assignments effectively tax and cost neutral to them. Under these arrangements, WABCO paid on behalf of Messrs. Esculier, Michel, Tarrant and Varty certain foreign taxes in respect of services rendered during 2008 and 2009, but as to which the amount payable was not due or determinable until 2010. These amounts were reduced by the hypothetical taxes withheld from the individuals’ compensation. Any positive amount is shown in this table; any negative amount is reported as nil. WABCO also provided Messrs. Varty and Tarrant with tax gross-up payments in respect of 2010 services of $3,993 and $2,723, respectively, which were included in the above calculation.

(5)	Includes the following contributions to the Company Supplemental Savings Plan, a Non Qualified Deferred Compensation Plan. The company contributed $126,668 for Mr. Esculier, $15,468 for Mr. Varty and $15,050 for Mr. Tarrant in 2010. Also includes financial planning reimbursement for Mr. Esculier ($14,201). Also includes benefits payable under our expatriate policy. We maintain an expatriate policy under which employees who are asked to relocate from their home country in connection with their work assignments are reimbursed for certain costs and expenses associated with relocating to, and living in, another country. Currently, all of our named executive officers are receiving benefits under our expatriate policy since each of them has relocated to Belgium in connection with their service to WABCO. We believe that these types of benefits are customary for employees who accept foreign assignments. The level of benefits that we provide under the expatriate policy, such as the cost-of-living adjustment and the housing differentials, are determined based upon the advice provided to the company by outside consultants. We do not provide any special benefits to our named executive officers under this policy that our other expatriate employees are not eligible to receive.

(6)	Mr. Esculier relocated from Singapore in 2003, where he was on international assignment with his previous employer and was eligible to receive expatriate benefits. In 2010, WABCO provided Mr. Esculier with the following expatriate benefits: (i) an auto lease for use of a car in Belgium ($26,821); (ii) a cost-of-living allowance ($141,182); (iii) bank and tax fees ($764); (iv) tuition reimbursement related to his children’s education ($8,251); a home leave reimbursement ($ 26,201) and (vi) a housing differential payment associated with the increased housing costs incurred on his assignment ($66,231, including utilities).

(7)	Mr. Michel relocated from his home country of Germany in 2003 and is eligible to receive expatriate benefits. In 2010, WABCO provided Mr. Michel with the following expatriate benefits: (i) an auto lease for use of a car in Belgium ($26,000); (ii) a cost-of-living allowance ($58,250), (iii) tuition reimbursement related to his children’s education ($21,413) and (iv) a housing differential payment associated with the increased housing costs incurred on his assignment ($107,571).

(8)	Mr. Figueroa, a French-Mexican national, relocated to Belgium in 2005 and is eligible to receive expatriate benefits. In 2010, WABCO provided Mr. Figueroa with the following benefits: (i) an auto lease for use of a car in Belgium ($22,671); (ii) a home leave reimbursement ($14,143); (iii) a gross housing payment associated with the increased housing costs incurred on his assignment ($103,081) and (iv) tuition reimbursement related to his children’s education ($43,225).

(9)	Mr. Varty relocated from his home country of the United States in 2001 and is eligible to receive expatriate benefits. In 2010, WABCO provided Mr. Varty with the following expatriate benefits: (i) an auto lease for use of a car in Belgium ($16,891); (ii) a cost of living allowance ($42,523); (iii) bank and tax fees ($764); (iv) a housing differential payment associated with the increased housing costs incurred on his assignment ($46,106, including utilities) and (v) tuition reimbursement related to his children’s education ($75,991).

(10)	Mr. Tarrant relocated from his home country of the United States in 2007 and is eligible to receive expatriate benefits. In 2010, WABCO provided Mr. Tarrant with the following expatriate benefits: (i) an auto lease for use of a car in Belgium ($23,240); (ii) a cost of living allowance ($39,932), (iii) tax fees ($500), (iv) a home leave reimbursement ($13,566) and (v) a housing differential payment associated with the increased housing costs incurred on his assignment ($64,760).

Grants of Plan-Based Awards

The following table sets forth information about awards granted to our named executive officers in 2010.

Names (a)	Grant Date (b)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3) (f)	All Other Option Awards: Number of Securities Underlying Options (#)(4) (g)	Exercise or Base Price of Option Awards ($/Sh) (h)	Market Price on Grant Date ($/Sh)(5) (i)	Grant Date Fair Value of Stock and Option Awards ($)(6) (j)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
Jacques Esculier	3/16/2010	(1)	0	$900,000	$1,800,000
	3/16/2010	(2)	0	$900,000	$3,500,000
	2/22/2010						90,000	$27.37	$27.76	$878,040
	2/22/2010					32,000				$875,840

Ulrich Michel	3/16/2010	(1)	0	$204,073	$408,146
	3/16/2010	(2)	0	$272,097	$1,088,388
	2/22/2010						25,615	$27.37	$27.76	$249,900
	2/22/2010					9,135				$250,025

Jean-Christophe Figueroa	3/16/2010	(1)	0	$171,434	$342,868
	3/16/2010	(2)	0	$228,579	$914,316
	2/22/2010						21,517	$27.37	$27.76	$209,920
	2/22/2010					7,673				$210,010

Nikhil M. Varty	3/16/2010	(1)	0	$157,500	$315,000
	3/16/2010	(2)	0	$210,000	$840,000
	2/22/2010						20,492	$27.37	$27.76	$199,920
	2/22/2010					7,308				$200,020

Kevin Tarrant	3/16/2010	(1)	0	$152,100	$304,200
	3/16/2010	(2)	0	$202,800	$811,200
	2/22/2010						19,468	$27.37	$27.76	$189,930
	2/22/2010					6,942				$190,003

(1)	These awards relate to a three-year performance period, beginning on January 1, 2010 and ending on December 31, 2012. Each award was granted under the long-term incentive program for officers and key employees of WABCO and becomes payable, if at all, subject to each named executive officer’s continued employment during such period (except in the case of death or disability) and the achievement of pre-established performance objectives. The objectives were established by our CNG Committee. This Committee will certify whether the performance goals are met at the end of the performance period. Under the terms of our long-term incentive program, each named executive officer could earn up to a maximum of 200% of his base salary, if the performance goals for the period are exceeded. The maximum level of award listed above is the maximum amount permitted to be paid in respect of such award under the terms of such award.

(2)	These awards relate to annual incentive awards granted to our named executive officers under our Omnibus Plan. Under the terms of our annual incentive program, each named executive officer could earn up to a maximum of 400% of his base salary, if the performance goals for the period are exceeded. The maximum level of award listed above is the maximum amount permitted to be paid in respect of such award under the terms of such award subject to further limitations included in our Omnibus Incentive Plan. The actual amounts that were earned in respect of these awards for 2010 are listed in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation.”

(3)	Grants of restricted stock units were made to the named executive officers as part of our annual equity awards under our Long-Term Incentive Program under the Omnibus Incentive Plan. These grants will become vested, generally subject to the named executive officer’s continued employment with the company or a subsidiary, in three equal installments on the first three anniversaries of the grant date. The restricted stock units will also become vested in connection with a change of control of WABCO.

(4)	Grants of stock options were made to the named executive officers as part of our annual equity awards under our Long-Term Incentive Program under the Omnibus Incentive Plan. Each grant will become vested and exercisable, generally subject to the named executive officer’s continued employment with the company or a subsidiary, in three equal installments on the first three anniversaries of the date the option is granted. The option will become exercisable (and could be settled for cash) in connection with the occurrence of a change of control.

(5)	The stock option grants made under the Omnibus Incentive Plan have an exercise price equal to the fair market value of WABCO Holdings Inc. common stock on the date of grant. For purposes of that plan, fair market value is defined as the closing price reported on the principal national exchange on which WABCO’s common stock is listed for trading on the immediately preceding business day. This is a common method to determine fair market value for the purposes of such awards, and is an accepted method of establishing such value for federal income tax purposes.

(6)	Represents the grant date fair value of each option and restricted stock unit, determined in accordance with FAS 123R.

Executive Agreements

Jacques Esculier. Mr. Esculier’s employment agreement provides for an annual base salary of $900,000, an annual incentive target of 100% of base salary ($900,000) and a long-term cash incentive target of 100% of base salary ($900,000). Mr. Esculier is on overseas assignment pursuant to an expatriate agreement with us. Under the expatriate agreement, Mr. Esculier receives various allowances intended to make the foreign assignment financially neutral to him, including a housing allowance, a goods and services allowance, a tax allowance, tuition reimbursement for his children and a company car, as further described in the Summary Compensation Table above.

Ulrich Michel. Mr. Michel’s employment agreement provides for an annual base salary of $453,495 (€340,974), an annual incentive target of 60% of base salary ($272,097) and a long-term cash incentive target of 45% of base salary ($204,073). Under his employment agreement with our Belgian subsidiary, Mr. Michel is entitled to receive various allowances, including a housing allowance, a goods and services allowance which is phased-out over a three-year period and a company car as further described in the Summary Compensation Table above.

Jean-Christophe Figueroa. Mr. Figueroa’s employment agreement provides for an annual base salary of $380,965 (€286,440), an annual incentive target of 60% of base salary (approximately $228,579) and a long-term cash incentive target of 45% of base salary ($171,434). Under his employment agreement, Mr. Figueroa is entitled to receive cost of living and housing differentials to cover the difference in the cost of living between France, his home country, and Belgium, where he is currently assigned.

Nikhil M. Varty. Mr. Varty receives an annual base salary of $350,000, an annual incentive target of 60% of base salary ($210,000) and a long-term cash incentive target of 45% of base salary ($157,500). Mr. Varty is on overseas assignment pursuant to an expatriate agreement with us. Under the expatriate agreement, Mr. Varty receives various allowances intended to make the foreign assignment financially neutral to him, including a housing allowance, a goods and services allowance, a tax allowance, tuition reimbursement for his children and a company car, as further described in the Summary Compensation Table above.

Kevin Tarrant. Mr. Tarrant receives an annual base salary of $338,000, an annual incentive target of 60% of base salary ($202,800) and a long-term cash incentive target of 45% of base salary ($152,100). Mr. Tarrant is on overseas assignment pursuant to an expatriate agreement with us. Under the expatriate agreement, Mr. Tarrant receives various allowances intended to make the foreign assignment financially neutral to him, including a housing allowance, a goods and services allowance, a tax allowance and a company car, as further described in the Summary Compensation Table above.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding equity awards held by our named executive officers on December 31, 2010.

Names (a)	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options - Exercisable (#) (b)	Number of Securities Underlying Unexercised Options - Unexercisable (#) (c)		Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock - Unvested (#) (f)		Market Value of Shares or Units of Stock That Have Not Vested ($) (g)(5)
Jacques Esculier	0	90,000	(1)	$27.37	02/22/2020
	0	86,643	(2)	$11.75	02/17/2019
	0	192,540	(2)	$11.75	02/17/2019
	0	139,920	(3)	$42.39	02/22/2018
	46,640	23,320	(4)	$42.39	02/22/2018
	50,947	0		$48.64	08/01/2017
	30,022	0		$48.64	08/01/2017
	84,277	0		$46.87	02/05/2017
	25,000	0		$32.38	02/01/2016
	23,333	0		$38.06	02/02/2015
	13,333	0		$29.52	12/04/2013
						32,000	(6)	$1,949,760
						45,391	(7)	$2,765,674
						6,095	(8)	$371,368

Ulrich Michel	0	25,615	(1)	$27.37	02/22/2020
	15,802	31,604	(2)	$11.75	02/17/2019
	26,474	52,949	(2)	$11.75	02/17/2019
	0	33,513	(3)	$42.39	02/22/2018
	14,232	7,117	(4)	$42.39	02/22/2018
	10,008	0		$48.64	08/01/2017
	8,989	0		$46.87	02/05/2017
	7,680	0		$22.57	02/01/2016
	2,666	0		$32.38	02/01/2016
	5,760	0		$27.35	02/02/2015
	2,000	0		$38.06	02/02/2015
	3,456	0		$21.22	02/04/2014
	1,200	0		$30.76	02/04/2014
	4,320	0		$12.28	03/03/2013
	1,500	0		$20.11	03/03/2013
						9,135	(6)	$556,596
						12,483	(7)	$760,589
						1,860	(8)	$113,330

Jean-Christophe Figueroa	0	21,517	(1)	$27.37	02/22/2020
	13,274	26,550	(2)	$11.75	02/17/2019
	2,481	44,405	(2)	$11.75	02/17/2019
	0	33,513	(3)	$42.39	02/22/2018
	12,096	6,049	(4)	$42.39	02/22/2018
	10,008	0		$48.64	08/01/2017
	13,484	0		$46.87	02/05/2017
	4,000	0		$32.38	02/01/2016
	1,666	0		$37.84	05/17/2015
						7,673	(6)	$467,516
						10,469	(7)	$637,876
						1,581	(8)	$96,330

Names (a)	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options - Exercisable (#) (b)	Number of Securities Underlying Unexercised Options - Unexercisable (#) (c)		Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock - Unvested (#) (f)		Market Value of Shares or Units of Stock That Have Not Vested ($) (g)(5)
Nikhil M. Varty	0	20,492	(1)	$27.37	02/22/2020
	0	21,878	(2)	$11.75	02/17/2019
	0	38,268	(2)	$11.75	02/17/2019
	0	33,513	(3)	$42.39	02/22/2018
	10,441	5,221	(4)	$42.39	02/22/2018
	7,606	0		$48.64	08/01/2017
	13,484	0		$46.87	02/05/2017
	4,000	0		$32.38	02/01/2016
	4,500	0		$38.06	02/02/2015
	2,166	0		$30.76	02/04/2014
						7,308	(6)	$445,276
						9,022	(7)	$549,710
						1,365	(8)	$83,169

Kevin Tarrant	0	19,468	(1)	$27.37	02/22/2020
	0	19,556	(2)	$11.75	02/17/2019
	0	41,036	(2)	$11.75	02/17/2019
	0	33,513	(3)	$42.39	02/22/2018
	10,441	5,221	(4)	$42.39	02/22/2018
	10,008	0		$48.64	08/01/2017
						6,942	(6)	$422,976
						9,674	(7)	$589,437
						1,365	(8)	$83,169

(1)	Stock options vest at the rate of 33.3% per year, with vesting dates of 2/22/2011, 2/22/2012 and 2/22/2013.

(2)	Stock options vest at the rate of 33.3% per year, with vesting dates of 2/17/10, 2/17/11 and 2/17/12.

(3)	Stock options vest at the rate of 50% on 2/17/12 and 50% on 2/17/13.

(4)	Stock options vest at the rate of 33.3% per year, with vesting dates of 2/22/09, 2/22/10 and 2/22/11.

(5)	The values in this column are based on the closing price of a share of our common stock on December 31, 2010, i.e. $60.93.

(6)	Reflects grants of restricted stock units related to WABCO common stock. These units vest at the rate of 33.3% per year with vesting dates of 2/22/11, 2/22/12 and 2/22/13.

(7)	Reflects grants of restricted stock units related to WABCO common stock. These units vest at the rate of 33.3% per year with vesting dates of 2/17/10, 2/17/11 and 2/17/12.

(8)	Reflects grants of restricted stock units related to WABCO common stock. These units vest at the rate of 33.3% per year, with vesting dates of 2/22/09, 2/22/10 and 2/22/11.

Option Exercises and Stock Vested

The following table sets forth information about WABCO options that were exercised to purchase WABCO common stock in 2010 and restricted stock units (RSUs) that vested in 2010.

	Option Awards		Stock Awards
Names (a)	Number of shares acquired on exercise (#) (b)(1)	Value realized on exercise ($) (c)(2)	Number of shares acquired on vesting (#) (d)(3)	Value realized on vesting ($) (e)(4)
Jacques Esculier	139,590	$5,095,618	36,414	$1,063,636
Ulrich Michel	—	—	9,044	$252,961
Jean-Christophe Figueroa	19,721	$442,669	7,758	$218,609
Nikhil M. Varty	30,071	$1,089,136	6,591	$184,722
Kevin Tarrant	30,294	$1,070,961	7,144	$202,118

(1)	Represents the gross number of shares acquired upon exercise of vested options without taking into account any shares that may be withheld to cover option exercise price or applicable tax obligations.

(2)	Represents the value of exercised options calculated by multiplying (i) the number of shares of WABCO’s common stock to which the exercise of the option is related, by (ii) the difference between the fair market value of those shares on the date of exercise and the exercise price of the options.

(3)	Represents the gross number of shares acquired upon vesting of RSUs without taking into account any shares that may be withheld to satisfy applicable tax obligations.

(4)	Represents the value of vested RSUs calculated by multiplying the gross number of vested RSUs by the Fair Market Value of WABCO’s shares on the vesting date. According to our Omnibus Incentive Plan, fair market value on any date is defined as the closing trading price of a share of the WABCO’s common stock on the immediately preceding date. This is a common method to determine fair market value for the purposes of such awards, and is an accepted method of establishing such value for federal income tax purposes.

Pension Benefits

None of our named executive officers participated in a pension plan in 2010.

Nonqualified Deferred Compensation

The following table sets forth information about deferred compensation benefits accrued by our named executive officers in 2010:

Names (a)	Executive Contributions in Last FY(1) ($) (b)	Registrant Contributions in Last FY ($)(2) (c)	Aggregate Earnings in Last FY ($)(2) (d)	Aggregate Withdrawals / Distributions ($) (e)	Aggregate Balance at Last FYE ($)(2) (f)
Jacques Esculier	—	$126,668	—	—	$262,344
Ulrich Michel	—	—	—	—	$245,046
Jean-Christophe Figueroa	—	—	—	—	$239,667
Nikhil M. Varty	—	$15,468	$1,262	—	$36,082
Kevin Tarrant	—	$15,050	$3,543	—	$36,420

(1)	Messrs. Figueroa and Michel, employed in our Belgian subsidiary, have elected to participate in a nonqualified deferred compensation plan where they contribute half of their AIP award.

(2)	All employees whose eligible compensation exceeds limits imposed by Section 401(a)(17) of the Internal Revenue Code (“IRS Limits”) participate in the company’s Supplemental Savings Plan, except for Messrs. Figueroa and Michel. Under the Supplemental Savings Plan, we credit 3% on eligible compensation between the IRS Limits and $250,000 plus a matching contribution of up to 6% on eligible compensation in excess of the IRS Limits based upon the employee’s contribution election to the tax qualified 401(k) plan. For Mr. Esculier, we credit a basic contribution of 3% on all eligible compensation in excess of the IRS Limits and an additional 6% matching contribution, based on Mr. Esculier’s contribution election to the tax-qualified 401(k) plan.

Other Retirement Plans

The company’s tax qualified 401(k) plan, in which Messrs. Esculier, Tarrant and Varty participate, includes a basic contribution equal to 3% of eligible compensation plus a matching contribution of up to 6% of eligible compensation.

Messrs. Michel and Figueroa participate in a Belgian tax-qualified defined contribution plan under which the company contributes 3% of base pay up to the Belgian social security covered pay limit plus 9% of base pay on pay above the Belgian social security covered pay limit, and 9% of half of the target annual incentive bonus.

Severance and Change of Control Arrangements

Under their employment arrangements, Messrs. Esculier, Michel and Tarrant are entitled to severance payments in the event their employment is involuntarily terminated by us without cause or they terminate their employment with us for good reason (as defined below). Mr. Esculier will be paid a lump sum amount equal to two times his annual base salary at the time of termination, plus two times his then current annual incentive target award. Messrs. Michel and Tarrant will be paid a lump sum amount equal to one and one half times their annual base salary at the time of termination, plus one and one half times their then current annual incentive target award. In addition, group life and group medical coverage will be continued for up to 18 months (24 months, in the case of Mr. Esculier) following termination and reimbursement of financial planning services of up to $5,000 will be provided if such expenses are submitted within one year of termination of employment. Payment of some or all of these amounts may be delayed for six months following a participant’s termination, or the period over which welfare benefits are provided may be shortened, to the extent required to avoid subjecting the participant to additional taxes or accelerated income recognition under Section 409A of the Internal Revenue Code. These contractual severance benefits will be offset by any statutory entitlements to which any of the named executive officers may become entitled under applicable law. The terms “good reason” and “cause” as referenced herein have the same meaning as in the Change of Control Severance Plan described below. These severance payments and benefits will not be payable in the event Messrs. Esculier, Michel and Tarrant are entitled to benefits under the Change of Control Severance Plan in connection with their termination of employment. Under his current employment agreement, Mr. Figueroa is entitled to a severance payment equal to the greater of one year’s base pay or a payment determined under the formula prescribed by statute in Belgium (which is based on age, service and level of remuneration) in the event his employment is involuntarily terminated other than for Cause (as defined in his agreement).

Potential Post-Employment Payments

Severance Benefits

The table set forth below illustrates the amount of severance benefits and the value of continued welfare benefits that would have been payable to each of our named executive officers if his employment had been terminated by the company without cause or if such officer had terminated his employment for good reason under the agreements described above on December 31, 2010 and assuming that such terminations occurred prior to the occurrence of a change of control. The actual amounts payable in the event that any such named executive officer does incur a qualifying termination will likely be different from the amounts shown above, depending on such named executive officer’s then current compensation at the date of termination.

Names (a)	Cash Severance Benefit (b)(1)	Value of Continued Welfare Benefits and Financial Planning Reimbursement (c)(2)	Total Value of Termination Benefits Payable (d)
Jacques Esculier	$3,600,000	$73,386	$3,673,386
Ulrich Michel	$1,088,388	$43,229	$1,131,617
Jean-Christophe Figueroa(3)	$380,965	$—	$380,965
Nikhil M. Varty	$—	$—	$—
Kevin Tarrant	$811,200	$43,384	$854,584

(1)	Column (b) reflects, for Mr. Esculier, two times annual base salary as of December 31, 2010, plus two times the annual incentive plan target as of December 31, 2010, and for Messrs. Michel and Tarrant, 1.5 times annual base salary as of December 31, 2010, plus 1.5 times the annual incentive plan target as of December 31, 2010 and for Mr. Figueroa column (b) reflects one year of his annual base salary.

(2)	Column (c) reflects, for Mr. Esculier, the estimated value of company provided group life and group medical coverage for two years and reimbursement of financial planning services of up to $5,000 for one year, and for Messrs. Michel and Tarrant, the estimated value of company provided group life and group medical coverage for 18 months and reimbursement of financial planning services of up to $5,000 for one year.

(3)	Mr. Figueroa’s employment agreement provides that he will be entitled to receive the greater of one year’s base salary or the amount determined under a formula generally utilized in Belgium known as the “Claeys Formula,” which is based on age, seniority, and level of remuneration at the time of termination. Any amount payable under such formula will, if contested, ultimately be determined by a Belgian court and may exceed the amount payable under his employment agreement, although the Claeys Formula is designed to take into account all statutory severance obligations. We have assumed an amount equal to one year’s base salary in the table.

A group of approximately twenty key executives of the company, including all the named executive officers, participate in the WABCO Change of Control Severance Plan. Under the Change of Control Severance Plan, participants are entitled to severance benefits and company-paid outplacement services in the event their employment is involuntarily terminated by us (or any successor to us) without cause or they terminate their employment for good reason, in each case, within 24 months after the occurrence of a change of control of the company. Under these circumstances, Messrs. Esculier, Michel and Tarrant would be paid a lump sum amount equal to three times their annual base salary at the time of termination, plus three times their then current annual incentive target award. Other executive participants, including Messrs. Varty and Figueroa would be paid a lump sum amount equal to two times their respective annual base salary at the time of termination or departure, plus two times then current annual incentive target award. In addition, group life and group medical coverage will be continued for up to 36 months for Messrs. Esculier, Michel and Tarrant, and 24 months for other executive participants, including Messrs. Varty and Figueroa. Messrs. Esculier, Michel and Tarrant are also eligible to receive reimbursement of financial planning services of up to $5,000 if such expenses are submitted within one year of the executive’s termination of employment. Payment of some or all of these amounts may be delayed for six months following the termination of an officer’s employment, or the period over which welfare benefits are provided to the executives may be shortened, to the extent required to avoid subjecting the executive to additional taxes or accelerated income recognition under Section 409A of the Internal Revenue Code. These contractual severance benefits will be offset by any statutory entitlements to which any of the executives, including the named executive officers, may become entitled under applicable law.

In addition, pursuant to the amendment, each participant in the company’s Change of Control Severance Plan, including the named executive officers, shall be entitled to receive a gross-up payment from the company for any excise tax imposed under Section 4999 of the Internal Revenue Code, and any taxes, interest and penalties imposed with respect to the payment of such excise tax.

For purposes of the entitlement to severance benefits under the Change of Control Severance Plan, “cause” means a participant’s (1) willful and continued failure substantially to perform his duties with the company or any subsidiary after a demand for substantial performance is made identifying the manner in which it is believed that such participant has not substantially performed his or her duties and such participant is provided a period of thirty (30) days to cure such failure, (2) conviction of, or plea of nolo contendere to, a felony, or (3) the willful engaging by such participant in gross misconduct materially and demonstrably injurious to the company or any subsidiary or to the trustworthiness or effectiveness of the participant in the performance of his duties. Under the Change of Control Severance Plan, “good reason” is defined to mean the occurrence of any of the following events, without the written consent of the participant, so long as the participant actually terminates employment within 90 days of the occurrence of such event:

1.	an adverse change in the participant’s position or status as an executive or a material diminution in the participant’s duties, authority, responsibilities or status;

2.	relocation of the participant’s principal place of employment to a location more than 30 miles away from the participant’s prior principal place of employment;

3.	a reduction in the participant’s base salary;

4.	the taking of any action by the company or a subsidiary (including the elimination of a plan without providing substitutes therefor or the reduction of such participant’s award thereunder) that would substantially diminish the aggregate projected value of such participant’s award opportunities under the incentive plans in which he or she was participating at the time of the taking of such action; or

5.	the taking of any action that would substantially diminish the aggregate value of the benefits provided to the participant under the medical, health, accident, disability, life insurance, thrift and retirement plans in which he or she was participating at the time of the taking of such action (unless resulting from a general change in benefits applicable to all similarly situated employees of the company and its affiliates).

However, a participant may not terminate his or her employment for good reason on account of any of the events or actions described in items 3, 4 and 5 above, if such event or action is part of a cost savings program and any adverse consequences for the executive of such events or action applies proportionately to all similarly situated executives.

Under the Omnibus Incentive Plan, in the event of a change of control of the company (as defined in the manner described below), any outstanding stock options or stock appreciation rights will become immediately exercisable and may be cashed out at the discretion of the CNG Committee, and the restricted period shall lapse as to any outstanding restricted stock or restricted units. Subject in the case of certain stock options to limitations required to comply with conditions imposed under federal income tax laws, any cash out will occur using a change of control settlement value that is based on the highest price of the stock prevailing during the 60-day trading period immediately preceding the occurrence of the event that gives rise to a change of control. Notwithstanding the foregoing, no acceleration of exercisability, vesting or cash settlement will occur if the CNG Committee determines, prior to the change of control, that any stock option, stock appreciation right, restricted share or restricted unit will be replaced or otherwise honored by the new employer. Upon a change of control, all performance periods for annual incentive and long-term incentive awards shall end, and awards shall become payable at target levels, prorated for the portion of the performance period completed prior to the change of control. Under the Omnibus Incentive Plan, any participant whose employment is terminated other than for cause on or after the date of the company’s shareholders approve a change of control, but before the change of control occurs, will receive the same benefits as though he or she remained employed until the change of control.

Change of Control Benefits

The table set forth below illustrates the amount that would be payable for each of the named executive officers under the Change of Control Severance Plan and the Omnibus Incentive Plan in the event that a change of control occurred on December 31, 2010 and a qualifying termination occurred on or within twenty-four months after a change of control. The amounts listed in the table below are only estimates of the amounts that would have been payable in the event that a change of control had occurred on December 31, 2010, based on the assumptions described in this section. The actual amounts payable in the event that a change of control does occur will be more or less than the amounts shown below, depending on the actual terms and conditions of any such event and the facts and circumstances actually prevailing at the time of such event. Thus, the actual amount payable in the event of a change of control could be significantly greater or less than the estimated amounts shown in the above table.

Names (a)	Total Value of Termination Benefits Payable (b)(1)	Total Value of Equity Acceleration (c)(2)	Other Incremental Benefits Payable (d)(3)	Tax Gross- ups (e)(4)	Total Value of Benefits Payable Due to a Change of Control (f)(5)
Jacques Esculier	$5,507,579	$2,058,225	$2,539,143	$3,345,334	$13,450,281
Ulrich Michel	$2,258,234	$593,932	$668,786	N/A	$3,520,952
Jean-Christophe Figueroa	$1,300,770	$505,805	$565,337	N/A	$2,371,912
Nikhil M. Varty	$1,159,680	$453,027	$497,443	$0	$2,110,150
Kevin Tarrant	$1,704,167	$449,883	$499,895	$869,346	$3,523,291

(1)	For the purposes of this table, base salary as of December 31, 2010 was used for all the named executive officers.

For Messrs. Esculier, Michel and Tarrant, this amount reflects three times annual base salary as of December 31, 2010, plus three times the annual incentive plan target as of December 31, 2010, and the estimated value of company provided group life and group medical coverage for 3 years and reimbursement of financial planning services up to $5,000 for one year.

For Messrs. Varty and Figueroa, this amount reflects two times annual base salary as of December 31, 2010, plus two times the annual incentive plan target as of December 31, 2010 and the estimated value of company provided group life and group medical coverage for 2 years.

All are eligible for company-paid outplacement services. The value of such benefits is not included in these estimates.

(2)

Column (c) of the above table represents an estimate of the incremental value related to a change of control cash-out of any unvested options to purchase WABCO common stock and the acceleration and cash-out value of any WABCO restricted equity unit award outstanding on December 31, 2010 under the 2009 Omnibus Incentive Plan. The number of unvested stock options and the number of outstanding restricted equity awards are represented in the “Number of Securities Underlying Unexercised Options—(#) Unexercisable” and “Number of Shares or Units of Stock—Unvested (#)” columns, respectively, of the Outstanding Equity Awards at Fiscal Year-End table. To the extent relevant, amounts in the above table were calculated assuming that the price paid for the company’s common stock in connection with the assumed change of control was $60.93, which was the closing price of a share of company stock on December 31, 2010. The amount in the above table with respect to the “Total Value of Equity Acceleration” includes, in the case of options, the amount that would be payable in respect of such options were each to be cashed out in accordance with the terms of the 2009 Omnibus Incentive Plan determined by using the change of control value described above minus the applicable exercise price of the option. It also includes the market value on December 31, 2010 of unvested restricted units of stock that would have been accelerated. The values shown in the table above are the amounts contingent on a change of control determined in accordance with IRC section 280G. The total amounts payable for unvested stock options and restricted stock as of December 31, 2010 based on a $60.93 per share settlement rate are approximately: $24,863,800, $7,201,700, $6,146,800, $5,441,800, $5,446,900 for Messrs. Esculier, Michel, Figueroa, Varty and Tarrant, respectively.

(3)	Column (d) represents an estimate of the pro-rata target awards under all in progress performance cycles for AIP and LTIP awards as of December 31, 2010.

For Mr. Esculier, these amounts represent $900,000, $777,778, $566,950, and $294,415 for the 2010 AIP, 2008-2010, 2009-2011 and 2010-2012 long-term incentive plan performance cycles, respectively.

For Mr. Michel, these amounts represent $272,097, $193,349, $134,629, and $68,711 for the 2010 AIP, 2008-2010, 2009-2011 and 2010-2012 long-term incentive plan performance cycles, respectively.

For Mr. Figueroa, these amounts represent $228,579, $165,940, $113,097, and $57,721 for the 2010 AIP, 2008-2010, 2009-2011 and 2010-2012 long-term incentive plan performance cycles, respectively.

For Mr. Varty, these amounts represent $210,000, $138,123, $98,000 and $51,320 for the 2010 AIP, 2008-2010, 2009-2011 and 2010-2012 long-term incentive plan performance cycles, respectively.

For Mr. Tarrant, these amounts represent $202,800, $147,225, $99,500 and $50,370 for the 2010 AIP, 2008-2010, 2009-2011 and 2010-2012 long-term incentive plan performance cycles, respectively.

(4)	Each of the named executive officers are entitled to a gross-up payment to fully restore the cost of any excise tax due under IRC section 4999 following a change of control. For purposes of this disclosure table, we have estimated the excise tax and gross-up payment assuming that a change of control occurred on December 31, 2010 and each officer was terminated without cause (or terminated with good reason) in connection with that transaction on that date. Were an actual change of control to occur, a more precise analysis would be done and gross-up payment amounts could vary significantly. In addition, the timing and stock price associated with an actual change of control event can also significantly affect the amount of any gross-up payment. For purposes of these estimates only the difference between the 2010 target AIP and the 2010 AIP amount actual awarded is treated as a payment contingent on a change of control. Similarly, for the LTIP period ending December 31, 2010, only the difference between the target payment and the amount actually awarded was treated as a contingent payment. Messrs, Michel and Figueroa are not US tax payers, therefore IRC code section 4999 does not apply to them. Based on the described calculations, we concluded that only Messrs. Esculier and Tarrant would be subject to the excise tax and therefore eligible for a gross-up payment.

(5)	Sum of (b) through (e).

For purposes of the Change of Control Severance Plan and the Omnibus Incentive Plan, a “change of control” is defined to include the occurrence of any of the following events: (i) a person (other than WABCO, any of its subsidiaries or any employee benefit plan maintained by WABCO or any of its subsidiaries) is or becomes the beneficial owner, directly or indirectly, of securities of the company representing 20% or more of the combined voting power of WABCO’s then-outstanding securities (or 25% to the extent that, prior to meeting the 20% threshold, the non-management members of our Board unanimously adopt a resolution consenting to such acquisition by such beneficial owners); (ii) during any consecutive 24-month period, individuals who at the beginning of such period constitute our Board, together with those individuals who first become directors during such period (other than by reason of an agreement with WABCO or our Board in settlement of a proxy contest for the election of directors) and whose election or nomination for election to our Board was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; (iii) the consummation of any merger, consolidation, recapitalization or reorganization involving WABCO, other than any such transaction immediately following which the persons who were the beneficial owners of the outstanding voting securities of WABCO immediately prior to such transaction are the beneficial owners of at least 55% of the total voting power represented by the voting securities of the entity surviving such transaction or the ultimate parent of such entity in substantially the same relative proportions as their ownership of WABCO’s voting securities immediately prior to such transaction; provided that, such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such threshold (or to preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of WABCO, such surviving entity, any subsidiary or any subsidiary of such surviving entity; (iv) the sale of substantially all of the assets of WABCO to any person other than any subsidiary or any entity in which the beneficial owners of the outstanding voting securities of WABCO immediately prior to such sale are the beneficial owners of at least 55% of the total voting power represented by the voting securities of such entity or the ultimate parent of such entity in substantially the same relative proportions as their ownership of WABCO’s voting securities immediately prior to such transaction; or (v) the shareholders of WABCO approve a plan of complete liquidation or dissolution of WABCO.

EQUITY COMPENSATION PLANS

The following table sets forth certain information regarding WABCO’s equity compensation plans as of December 31, 2010:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, Rights and RSUs		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	5,865,183	(1)	$26.02	4,804,415
Equity compensation plans not approved by security holders	—			91,243	(2)

Total	5,865,183			4,895,658

(1)	Includes options to purchase 5,341,790 shares of common stock and 523,393 RSUs granted under our omnibus incentive plans. The options have a weighted average remaining term of 7.0 years.

(2)	Represents shares remaining available for issuance under the Deferred Compensation Plan. For information regarding the material terms of the Deferred Compensation Plan, please see the section entitled, “Director Compensation—Deferred Compensation Plan.”

PROPOSAL 3—SHAREHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables the company’s shareholders to vote to approve, on an advisory and non-binding basis, the compensation of the company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.

As we discuss in the “Compensation Discussion and Analysis,” our executive compensation program is intended to deliver competitive total compensation upon achievement of performance objectives and has been developed consistent with our strategy to attract, motivate and develop leaders who will drive the creation of shareholder value. Our executive compensation is discussed in further detail under “Compensation Discussion and Analysis” and “Executive Compensation,” which includes information about the 2010 compensation of our named executive officers.

The company is asking its shareholders to indicate their support for the compensation paid to the company’s named executive officers. This proposal is not intended to address any specific item of compensation, but rather the overall compensation of the company’s named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, the company is asking its shareholders to vote FOR the following resolution at the Annual Meeting.

“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC.”

The vote on executive compensation is advisory, and therefore not binding; however, the CNG Committee will consider the outcome of the vote when considering future executive compensation arrangements.

Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR Proposal 3, the approval of the compensation paid to the company’s named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

PROPOSAL 4—FREQUENCY OF THE SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act enables the company’s shareholders to vote to approve, on an advisory and non-binding basis, the frequency of the shareholder advisory vote on executive compensation. After considering the benefits and consequences of each option for holding the advisory vote on the compensation of our named executive officers, the Board of Directors recommends that shareholders approve holding the advisory vote on the compensation of our named executive officers once every year.

An annual advisory vote on our executive compensation will allow us to obtain information on shareholders’ views of our executive compensation on a consistent basis. Additionally, an annual advisory vote on executive compensation will provide the Board of Directors and the CNG Committee with more direct input from shareholders on our executive compensation policies, practices and procedures. Finally, an annual advisory vote on executive compensation is consistent with our objectives of engaging in regular dialogue with our shareholders on corporate governance matters, including our executive compensation philosophy, policies and programs.

For the reasons discussed above, the Board of Directors recommends that shareholders vote in favor of holding an advisory vote on executive compensation once every year at our annual meeting of shareholders.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote once every year, every two years or every three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

Recommendation

The Board of Directors unanimously recommends that shareholders vote for a shareholder advisory vote on executive compensation ONCE EVERY YEAR.

COMMON STOCK OWNERSHIP OF OFFICERS, DIRECTORS

AND SIGNIFICANT SHAREHOLDERS

Ownership of Common Stock by Directors and Executive Officers

The following table sets forth, as of March 1, 2011, beneficial ownership of WABCO common shares by each executive officer named in the Summary Compensation Table in this proxy statement, each director or director nominee, and by all directors and executive officers as a group. Unless otherwise indicated, each beneficial owner had sole voting and investment power with respect to the common stock held.

Name of Beneficial Owner	Shares Beneficially Owned		Shares that May be Acquired Within 60 Days		Total	Percentage of Class
James F. Hardymon	23,040	(1)(2)	21,959		44,999	*
Jacques Esculier	82,716	(2)	307,241		389,957	*
G. Peter D’Aloia	21,128	(1)	244,096	(3)	265,224	*
John F. Fiedler	5,469	(1)	1,921		7,390	*
Jean-Christophe Figueroa	6,178	(2)	105,107		111,285	*
Juergen W. Gromer	5,402	(1)	1,921		7,323	*
Kenneth J. Martin	5,402	(1)	1,921		7,323	*
Ulrich Michel	24,876	(2)	145,684		170,560	*
Donald J. Stebbins	5,469	(1)	9,301	(3)	14,770	*
Michael T. Smith	7,402	(1)	1,921		9,323	*
Nikhil M. Varty	13,451	(2)	109,271		122,722	*
Kevin Tarrant	18,213	(2)	45,400		63,613	*
All current directors and executive officers of the company as a group (14) persons	231,161		1,059,965		1,291,126	1.9%

*	Less than one percent

(1)	The number of shares shown for directors in the table above includes shares allocated to their accounts in the outside directors trust established by the company for the non-management directors. Under the outside directors trust, a trust account holds shares of common stock for each participating non-management director. The shares are voted by the trustee of the trust on behalf of each participating director in accordance with the director’s instructions. The trust shares do not vest to direct ownership while the director is in office. Shares held under this plan are as follows: Mr. Hardymon, 6,437; Mr. D’Aloia, 5,405; Mr. Fiedler, 5,469; Mr. Gromer, 5,402; Mr. Martin, 5,402, Mr. Smith, 5,402 and Mr. Stebbins, 5,469. In July 2009, the company’s Board of Directors voted to discontinue the use of the outside directors trust.

(2)	Shares include vested restricted stock units as follows: Mr. Hardymon, 1029 shares, Mr. Esculier, 84,466 shares, Mr. Figueroa, 16,457 shares, Mr. Michel, 24,876 shares, Mr. Varty, 12,537 shares and Mr. Tarrant, 15,824 shares.

(3)	Shares include deferred stock shares allocated under the company’s Deferred Compensation Plan as follows: Mr. D’Aloia, 1,508 shares and Mr. Stebbins, 7,380 shares.

Ownership of Common Stock by Certain Significant Shareholders

As of March 1, 2011, unless otherwise indicated below, the following are beneficial owners of more than five percent of our outstanding common stock:

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class(1)
FMR LLC(2) 82 Devonshire Street Boston, MA 02109	7,929,044	11.8%
T. Rowe Price Associates, Inc.(3) 100 E. Pratt Street Baltimore, MD 21202	6,839,400	10.2%
Lord, Abbett & Co. LLC(4) 520 Madison Avenue New York, NY 10022	3,728,814	5.5%

(1)	As of March 1, 2011, we had 67,192,098 shares of our common stock outstanding.

(2)	In an amended Schedule 13G filed on February 14, 2011, FMR LLC reported that, as of December 31, 2010, it was deemed, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to hold sole dispositive power with respect to 7,929,044 shares of our common stock reported in the table above, but sole voting power with respect to only 5,551 shares, by virtue of the fact that it is a parent holding company of a group of investment advisers, including Fidelity Management & Research Company. In the same amended Schedule 13G, Fidelity Management & Research Company, 82 Devonshire Street, Boston, MA 02109, separately reported that it held, as of December 31, 2010, sole dispositive power of 0 of the shares reported in the table above, and sole voting power with respect to 7,926,653 of the shares reported in the table above, as a result of acting as investment adviser to various investment companies. Edward C. Johnson III, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity Management & Research Company and the funds each has sole power to dispose of the 7,926,653 shares owned by the Funds. Members of the family of Edward C. Johnson III are the predominant owners, directly or through trusts, or Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

(3)	In an amended Schedule 13G filed on February 10, 2011, T. Rowe Price Associates, Inc. reported that, as of December 31, 2010, it was deemed, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to hold sole dispositive power with respect to the 6,839,400 shares of our common stock reported in the table above, but sole voting power with respect to only 1,409,300 of such shares, by virtue of the fact that it is the parent holding company of a group of investment companies, including T. Rowe Price MID-CAP Growth Fund, Inc. In the same amended Schedule 13-G, T. Rowe Price MID-CAP Growth Fund, Inc., 100 E. Pratt Street, Baltimore, MD 21202, separately reported that it held, as of December 31, 2010, sole dispositive power over 0 of the shares reported in the table above, and sole voting power with respect to 3,300,000 of the shares reported in the table above, by virtue of its role as the investment manager for various institutional accounts held in such investment companies.

(4)	In an amended Schedule 13G filed on January 10, 2011, Lord, Abbett & Co. LLC reported that, as of December 31, 2010, it was deemed, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to hold sole dispositive power with respect to 3,724,851 shares of our common stock reported in the table above, but sole voting power with respect to only 3,489,810 shares.

OTHER MATTERS

Shareholder Proposals for the 2012 Annual Meeting of Shareholders

Proposals for Inclusion in the Proxy Statement. Under the rules of the SEC, if a shareholder wants to include a proposal for consideration in our proxy statement and proxy card at our 2012 Annual Meeting of Shareholders, the proposal must be received at our executive offices located at One Centennial Avenue, Piscataway, New Jersey 08855 no later than December 17, 2011. The proposal should be sent to the attention of the Secretary of the company.

Proposals to be Offered at an Annual Meeting. Under our amended and restated by-laws, and as permitted by the rules of the SEC, certain procedures are provided which a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting if such matter is not intended to be considered for inclusion in the proxy statement. These procedures provide that director nominations and/or proposals relating to another item of business to be introduced at an annual meeting of shareholders must be submitted in writing by certified mail to the Secretary of the company at our executive offices located at One Centennial Avenue, Piscataway, New Jersey 08855. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2012 Annual Meeting no later than 90 days in advance of the anniversary of the 2011 Annual Meeting and no earlier than 120 days in advance of such date. In addition, nominations for a non-incumbent director must be accompanied by information concerning the proposed nominee, including such information as is required by the company’s amended and restated by-laws and the proxy rules under the SEC.

Director Nominations

The Board of Directors has delegated to the CNG Committee the responsibility of identifying, screening and recommending candidates to the Board. Potential candidates are interviewed by the Chairman and Chief Executive Officer and the Chair of the CNG Committee prior to their nomination, and may be interviewed by other directors and members of senior management. The CNG Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the CNG Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

The CNG Committee will consider candidates proposed by shareholders to be director nominees. Shareholders wishing to recommend a director candidate for consideration by the CNG Committee should provide the name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating shareholder’s ownership of company stock to the attention of the Secretary of the company at One Centennial Avenue, Piscataway, New Jersey 08855. Shareholders wishing to directly nominate a director should follow the company’s nominating process set forth above under the caption “Shareholder Proposals for the 2012 Annual Meeting of Shareholders” and more fully described in the company’s amended and restated by-laws. The CNG Committee’s policy is to evaluate director nominees proposed by shareholders in the same manner that all other director nominees are evaluated. The general criteria our CNG Committee consider important in evaluating director candidates are: (i) senior-level management and decision-making experience; (ii) a reputation for integrity and abiding by exemplary standards of business and professional conduct; (iii) ability to devote time and attention necessary to fulfill the duties and responsibilities of a director; (iv) a record of accomplishment in their respective fields, with leadership experience in a corporation or other complex organization, including government, educational and military institutions; (v) independence and the ability to represent all WABCO shareholders; (vi) legal and NYSE listing requirements; (vii) sound business judgment; (viii) candor; (ix) judgment, age, skills, gender, ethnicity, race, culture, thought, geography and other measures to ensure that the Board as a whole reflects a range of viewpoints, backgrounds, skills, experience and expertise; and (x) the needs of the Board of Directors.

The company may, in the future, pay a third-party a fee to assist it in the process of identifying and/or evaluating director candidates.

Multiple Shareholders Sharing the Same Address

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards.

If you and other shareholders of record participate in householding and wish to receive a separate copy of the 2010 Annual Report or this proxy statement, or if you wish to receive separate copies of future annual reports and/or proxy statements, please contact our Investor Relations Department by telephone at 732-369-7477 or in writing at One Centennial Avenue, Piscataway, New Jersey 08855-6820.

If you and other shareholders of record with whom you share an address currently receive multiple copies of annual reports and/or proxy statements, or if you hold stock in more than one account and, in either case, you wish to receive only a single copy of the annual report or proxy statement for your household, please contact our Investor Relations Department at the telephone number or address above.

If you are a beneficial owner, you can request additional copies of the annual report and proxy statement or you may request householding information from your bank, broker or nominee.

Electronic Access to Proxy Statement and Annual Report

This proxy statement and the 2010 Annual Report are available on the company’s web site at www.wabco-auto.com. Instead of receiving paper copies of the annual report and proxy statement in the mail, shareholders can elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Shareholders of Record. Shareholders of record can choose to receive materials electronically by following the instructions provided if voting over the Internet or by telephone. You can also choose between receiving electronic and paper copies by contacting our Investor Relations Department by telephone at 732-369-7477 or in writing at One Centennial Avenue, Piscataway, New Jersey 08855-6820.

If you choose to receive future proxy statements and annual reports over the Internet, you will receive an e-mail next year with instructions containing the Internet address of those materials and the electronic link to the proxy voting site. The election will remain in effect until you write or call the company’s Investor Relations Department and tell us otherwise.

Beneficial Shareholders. If you hold your shares in a brokerage account, you may also have the ability to receive copies of the annual report and proxy statement electronically. Please check the information provided in the proxy materials sent to you by your bank, broker or other holder of record regarding the availability of electronic delivery.

By order of the Board of Directors,

VINCENT PICKERING

Chief Legal Officer and Secretary

April 15, 2011

Appendix A

WABCO Holdings Inc.

Definition of Director Independence

The following definition of “Director Independence” was adopted by the Board on July 27, 2007:

The New York Stock Exchange listing rules define “Independent Director” as a director who has no material relationship with the Company that may interfere with the exercise of the director’s independent judgment. To assist the Board in making determinations of director independence for all purposes, including under the securities laws and regulations applicable to the Company, the New York Stock Exchange listing rules and the Company’s Corporate Governance Guidelines, the Board hereby adopts the following standards:

1.	In general, the guiding principle of WABCO is that the only money or perquisites received, directly or indirectly, by independent directors or their immediate family members from the Company is the remuneration directly related to the director’s service as a director of the Company.

2.	Without limiting the foregoing, a director shall not qualify as “independent” if any of the following are true.

(i)	The director or an immediate family member is, or within the past three years was, an officer or employee of the Company.

(ii)	The director or an immediate family member is, or within the past three years has been, affiliated with or employed by the Company’s auditor or any other entity that, within the past three years, acted as the Company’s auditor.

(iii)	The director is, or within the past three years has been, part of an “interlocking directorate,” which means: (x) an officer of the Company serves or served on the compensation committee of another company that concurrently employs or employed the director or an immediate family member; (y) an officer of the Company served as a director of another company at the same time that one of the officers of the other company was on the Compensation, Nominating and Governance Committee of the Company; or (z) an officer of the Company serves or served on the compensation committee of another company at the same time that one of the officers of the other company serves or served on the Compensation, Nominating and Governance Committee of the Company.

(iv)	The director or an immediate family member has received any compensation from the Company during any of the past three years other than compensation and benefits, including deferred compensation and pension benefits, directly related to such director’s Board service.

(v)	The director is a current partner in, or a significant shareholder, officer or employee or the director’s immediate family member is a current executive officer, of any company to which the Company made, or from which the Company received, payments (other than those arising solely from such entity’s investments in the Company’s securities) in any of the last three fiscal years that exceeded the greater of $1 million or 2% of the Company’s or such other business’s consolidated gross revenue.

(vi)	The director or an immediate family member is a director or officer of a tax-exempt organization to which the Company’s contributions exceeded the greater of $1 million or 2% of such organization’s consolidated gross revenue in any of the last three fiscal years (other than matching employee contributions through the Company’s matching gifts program, if applicable).

For purposes of clauses (i) and (iii) above, employment of a family member in a non-officer position does not preclude the Board from determining that a director is independent. For purposes of clause (ii) above, employment of a director or an immediate family member by, or affiliation with, the Company’s auditor within

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the last three years (but not currently) does not preclude the Board from determining that a director is independent unless the director or immediate family member personally worked on the Company’s audit within that time.

For purposes of interpreting these standards, the Board has adopted the following definitions:

“Company” means WABCO and/or any of its subsidiaries.

“Immediate family member” means the director’s spouse, parents, step-parents, children, step-children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than a tenant or employees) who shares his or her home.

“Officer” has the meaning specified in Rule 16a-1(f) of the Securities Exchange Act of 1934, or any successor rule, or, for any entity that is not an “issuer” as defined in the Rule, a person who performs functions similar to an “officer” as defined in such Rule.

“Significant shareholder” of any entity means a person who is the direct or indirect beneficial owner of more than 10% of the equity interests of the entity.

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WABCO HOLDINGS INC. ONE CENTENNIAL AVENUE P.O. BOX 6820 PISCATAWAY, NJ 08855-6820

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M34831-P10661-Z55097	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.            DETACH AND RETURN THIS PORTION ONLY

WABCO HOLDINGS INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE FOLLOWING:
1.	Election of Directors	☐	☐	☐
Nominees:
01) G. Peter D’Aloia
02) Juergen W. Gromer

The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain

2.	Ratify the selection of Ernst & Young Bedrijfsrevisoren BCVBA/Reviseurs d’Enterprises SCCRL as the Company’s independent registered public accounting firm for the year ending December 31, 2011.						☐	☐	☐
3.	Approve, on an advisory basis, the compensation paid to the Company’s named executive officers (“Say-on-Pay”).						☐	☐	☐
The Board of Directors recommends you vote 1 YEAR for the following proposal:						1 Year	2 Years	3 Years	Abstain

4.	Recommend, on an advisory basis, the frequency of the shareholder advisory vote on executive compensation (“Say-on-Frequency”).					☐	☐	☐	☐

For address change/comments, mark here.				☐
(see reverse for instructions)
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M34832-P10661-Z55097

WABCO HOLDINGS INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

May 26, 2011

The stockholder(s) hereby appoint(s) Jacques Esculier, Ulrich Michel, Todd Weinblatt and Vincent Pickering, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of WABCO Holdings Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., (Eastern Time) on Thursday, May 26, 2011, at the New York offices of Kramer, Levin, Naftalis & Frankel, LLP, 1177 Avenue of the Americas, New York, NY 10036 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

Attention Plan Participants: If you hold shares of WABCO Holdings Inc. Common Stock through the WABCO 401(k) Plan, you should complete, sign and return this proxy card to instruct the trustee of the Plan how to vote these shares. Your proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on May 20, 2011 so that the trustee of the Plan (who votes the shares on behalf of Plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. If the trustee of the Plan does not receive timely voting instructions on any shares of WABCO Common Stock held in the Plan, the trustee will not vote the shares.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side